Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE

By and Among

US Industrial Fund II Holding, LLC
South 15 PG, LLC,

and

BCI IV Acquisitions LLC

INTERESTS IN
INDUSTRIAL PROPERTY

NEVADA

September 21, 2018

10.(a)	Closing Date; Procedure	18
10.(b)	Extensions of Closing	18
10.(c)	Consequences Relating to Purchaser's Conditions and Seller's Conditions	19
10.(d)	Seller's Deliveries	20
10.(e)	Purchaser's Deliveries	21
10.(f)	Title Policy	22
10.(g)	Close of Escrow	22
10.(h)	Settlement Statements	22
10.(i)	Closing Costs	22
10.(j)	Property Prorations	23
10.(k)	Keys, Records, and Other Materials.	25
10.(l)	Construction Escrow Agreement	26
11	BROKERAGE COMMISSIONS	26
12	DEFAULT AND REMEDIES.	26
12.(a)	Default by Purchaser	26
12.(b)	Default by Seller	27
12.(c)	Cure Period and Remedies for Other Defaults Prior to Closing	28
12.(d)	Post-Closing Default and Remedies	29
12.(e)	No Consequential, Exemplary, or Punitive Damages	29
12.(f)	Survival	29
13	REPRESENTATIONS AND WARRANTIES CONCERNING SELLER, THE TARGET REIT AND PROPERTY OWNER	29
13.(a)	Authority, Enforceability and Consents	29
13.(b)	Violations of Laws	30
13.(c)	Actions	30
13.(d)	No Conflicts	30
13.(e)	Condemnation	30
13.(f)	Commission Agreements	30
13.(g)	Employees	30
13.(h)	Anti-Terrorism Matters	30
13.(i)	Hazardous Substances	31
13.(j)	Tenant Leases, Tenants and Tenant Improvements	32
13.(k)	Service Contracts	33
13.(l)	Continuing Tax Contests	33
13.(m)	Representations and Warranties with Respect to the Target REIT and Property Owner	33
13.(n)	Off-Site and Similar Obligations	41
14	DISCLAIMERS; AS IS.	41
15	LIABILITY FOR CONSTRUCTION DEFECTS; WARRANTY.	42
16	REPRESENTATIONS AND WARRANTIES OF PURCHASER	44
16.(a)	Organization, Authority, and Enforceability	44
16.(b)	No Conflicts	44
16.(c)	Consents	44

16.(d)	Anti-Terrorism Matters	44
16.(e)	REIT Status	45
16.(f)	Securities Laws	45
17	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.	45
17.(a)	Seller's Knowledge; Purchaser's Knowledge	45
17.(b)	Right to Supplement Representations	46
17.(c)	Post-Closing Breach	47
17.(d)	Indemnification	48
18	COVENANTS OF SELLER	52
18.(a)	Continued Operations	52
18.(b)	Lease Enforcement	52
18.(c)	Tenant Leases	52
18.(d)	Organizational Document Agreements	53
18.(e)	Material Contracts	53
18.(f)	Officers	53
18.(g)	Management Agreements	53
18.(h)	Provision of Documents	53
18.(i)	Encumbrances	53
18.(j)	Exclusivity	54
18.(k)	General Contractor and Architect Contracts	54
19	COVENANTS OF PURCHASER	54
19.(a)	Treatment of Transaction	54
19.(b)	Continuing Compliance with REIT Qualification Requirements	54
19.(c)	No Section 338 Election	55
19.(d)	Notifications Regarding Audits	55
19.(e)	Tax Returns for Current Taxable Year and Subsequent Periods	55
19.(f)	No Retroactive Elections	56
19.(g)	Proceedings	56
19.(h)	Restrictions on Use of Certain Names	57
19.(i)	Survival	57
20	CONDEMNATION	57
20.(a)	Notice	57
20.(b)	Material Portion of the Property	58
21	CASUALTY	58
21.(a)	Major Damage	58
21.(b)	Minor Damage	59
21.(c)	Assessment of Damage	59
22	NOTICES	59
23	MISCELLANEOUS.	60
23.(a)	Use of Pronouns and Other Terms	60
23.(b)	Attorneys' Fees	61
23.(c)	Governing Law; State or Local Law Provisions	61
23.(d)	Waiver of Jury Trial	62

23.(e)	Drafts Not an Offer	62
23.(f)	Location of Flood Plain	63
23.(g)	Parties Benefited	63
23.(h)	Severability	63
23.(i)	Entire Agreement	63
23.(j)	No Waiver; Amendment	63
23.(k)	Time	63
23.(l)	Survival	63
23.(m)	Construction	64
23.(n)	Performance on Business Days	64
23.(o)	Assignment	64
23.(p)	Counterparts	64
23.(q)	Further Assurances	64
24	GUARANTY.	64
24.(a)	Guaranty	64
24.(b)	Guaranty Unconditional	65
24.(c)	Waiver of the Guarantor	65
24.(d)	Discharge only upon Performance in Full; Reinstatement in Certain Circumstances	65
24.(e)	Subrogation	65
24.(f)	Net Worth.	66
24.(g)	Representation and Warranty Insurance	66
25	SELLER REPRESENTATIVE.	66
25.(a)	Appointment	66
25.(b)	Agency	66
25.(c)	Indemnification of Seller Representative	66
25.(d)	Expenses of the Seller Representative	67
25.(e)	Irrevocable Appointment	67

LIST OF DEFINED TERMS

Page
Acceptable Tenant Estoppel	14
Access Agreement	10
Accounting Referee	9
Acquired Interests	1

Additional Certification	14
Agreement	1
Anti-Terrorism Laws	31
Business Day	64
Closing	18
Closing Date	18
Closing Date Consideration	3
Closing Date Indebtedness	4
Closing Date Section 10.(j) Adjustment	8
Closing Date Working Capital Adjustment	8
Closing Documents	41
Closing Year CAM Expenses	24
Code	20
Commission Agreements	2
Common Shares	1
Common Shares Assignment	20
Construction Escrow Agreement	26
Cut-Off Date	12
Debt Payoff Letters	4
Deposit	5
Disbursement Agreement	17
Due Diligence Materials	14
Effective Date	1
Election Period	12
Encumbrance Notice	13
Encumbrance Review Period	13
Encumbrances	1
Environmental Laws	31
Environmental Reports	31
Estimated Closing Date Indebtedness	4
Estimated Net Working Capital	4
Estimated Section 10.(j) Adjustment	4
Estimated Seller Closing Costs	4
Exception Cure Period	12
Exception Notice	12
Existing Debt	15
Existing Debt Documents	15
Existing Survey	11
Existing Title Policy	11
Final Closing Date Indebtedness	8
Final Closing Statement	8
Final Net Working Capital	8
Final Seller Closing Costs	8

Financial Statements	40
Fixtures	2
Fundamental Reps	47
GAAP	40
GC	21
GC Contract	21
General Enforceability Exceptions	29
Guarantor	64
Hazardous Substances	32
Improvements	2
Indemnified Parties	50
Indemnified Party	50
Indemnifying Party	50
Independent Contract Consideration	5
Inspection Losses	11
IRS	37
JV Assignment	20
JV Interests	1
JV Seller	1
Land	2
Latest Balance Sheet	40
Lender	15
Letter of Credit	6
Liabilities	36
Liability Threshold	47
Litigation Matter	61
Loss	48
Losses	48
Material Contracts	35
Material Portion of the Property	58
Net Working Capital	4
New Exception	12
New Exception Period	13
New Exception Termination Notice	12
New Exceptions	12
New Proposal	52
Non-Tax Survival Period	47
Objection Period	12
Obligations	64
OFAC	31
Permitted Exceptions	12
Permitted Required Encumbrance	13
Personal Property	40

Post-Acquisition Period	54
Pre-Closing Statement	4
Preferred Shares	25
Pro Forma Policy	12
Proceeding Notice	56
Prohibited Person	31
Property	2
Property Owner	1
Property Owner Organizational Documents	33
Purchase Price	3
Purchaser	1
Purchaser Indemnified Parties	48
Purchaser Notice	56
Purchaser Related Parties	44
Purchaser's Conditions	15
Purchaser's Knowledge	46
Pursuit Costs	27
Real Estate Investment Trust	37
Recovery Action	47
REIT	37
Remedy Notice	27
Remedy Period	27
Required Encumbrance	13
Required Tenant Estoppel	14
Review Period	8
Schedule Amendment	46
SDNs	31
Securities Act	45
Seller	1
Seller Closing Costs	23
Seller Indemnified Parties	50
Seller Related Parties	30
Seller Representative	66
Seller Taxes	49
Seller's Conditions	17
Seller's Knowledge	46
Seller's Knowledge Representatives	46
Seller's Property Representatives	46
Seller's Target Company Representatives	46
Service Contracts	2
Settlement Statements	22
Survival Period	47
Target Companies	1

Target Company	1
Target Net Working Capital	8
Target REIT	1
Target REIT Organizational Documents	33
Tax	40
Tax Return	40
Tax Survival Period	47
Taxes	40
Tenant	2
Tenant Estoppel	14
Tenant Lease	2
Terminated Contracts	33
Third Party	48
Third Party Claim	48
Title Commitment	11
Title Company	5
Title Policy	22
Unpaid TI Amount	17
Updated Survey	11
USA Patriot Act	31
USIF II Interest	1
USIF II Seller	1

AGREEMENT FOR PURCHASE AND SALE
This AGREEMENT FOR PURCHASE AND SALE (this "Agreement") is made as of SEPTEMBER 21, 2018 (the "Effective Date") between US INDUSTRIAL FUND II HOLDING, LLC, a Delaware limited liability company (the "USIF II Seller"), SOUTH 15 PG, LLC, a Delaware limited liability company (the "JV Seller," and together with USIF II Seller, the "Seller") and BCI IV ACQUISITIONS LLC, a Delaware limited liability company ("Purchaser").
RECITALS

A.
USIF II Seller owns one hundred percent (100%) of the issued and outstanding shares of common share membership interests of USIFII Bowes, LLC, a Delaware limited liability company (the "Common Shares," and such entity, the "Target REIT").

B.
The Target REIT currently owns ninety-five percent (95%) of the membership interests in PDCUSIF South 15, LLC, a Delaware limited liability company (the "Property Owner"), and JV Seller currently owns five percent (5%) of the membership interests in the Property Owner. The Target REIT and Property Owner are sometimes individually referred to as a "Target Company" and together referred to as the "Target Companies."

C.	The Property Owner owns the Property commonly known as 1775 Executive Airport Drive, located in Henderson, Clark County, Nevada.

D.
Purchaser has agreed to purchase and Seller has agreed to sell: (i) all of the Common Shares owned by USIF II Seller in the Target REIT (the "USIF II Interest"); and (ii) all of JV Seller's membership interests in the Property Owner (the "JV Interests," and together with the USIF II Interests, the "Acquired Interests") on the Closing Date in accordance with the terms of this Agreement.

AGREEMENTS
For and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.
DEFINED TERMS. Defined terms are set forth on the foregoing List of Defined Terms and are indicated in this Agreement by initial capital letters. Defined terms shall have the meaning(s) set forth in this Agreement, whether or not such terms are used before or after the definitions are established.

2.	PURCHASER'S ACQUISITION OF INTERESTS.

2.(a)
Acquisition Transactions. Pursuant to this Agreement, at the Closing, (i) Purchaser will acquire from USIF II Seller, and USIF II Seller will sell to Purchaser, all of the Common Shares of the Target REIT, free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership ("Encumbrances") other than those matters set forth on Schedule 13.(m)(iii)(5); and (ii) Purchaser will acquire from JV Seller, and JV Seller will sell to Purchaser, all of the JV Interests, free and clear of all Encumbrances other than those matters set forth on Schedule 13.(m)(iii)(7).

2.(b)	Property. As used in this Agreement, the term "Property" means the Target Companies' right, title and interest in and to the following described properties:

(i)
The real property consisting of: (1) the land more particularly described on Exhibit A (the "Land"); (2) all buildings, improvements, parking lots, landscaping and other structures located on the Land ("Improvements"); (3) all of the Property Owner's equipment and fixtures located on and affixed to the Improvements or the Land, including all of the Property Owner's right, title and interest in all apparatus, equipment, appliances and other tangible personal property used in connection with the operation or occupancy of the Land and Improvements, such as heating and air conditioning systems and facilities used to provide any utility services, ventilation, or other services on the Land ("Fixtures"); and (4) any and all rights and appurtenances pertaining to the Land, the Improvements and the Fixtures, including any and all right, title and interest of the Property Owner in and to any abutting strips and gores (which do not abut other property owned by the Property Owner and/or its affiliates) and all easements or rights-of-way now or hereafter affecting or appurtenant to the Land or Improvements and any of Property Owner's rights to use same; all rights of ingress and egress to and from the Land; any right, title and interest of the Property Owner in and to any and all roads, streets and ways, opened or proposed, affecting or bounding the Land; any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities to the extent same pertain to or benefit the Property, including all reservations of or commitments or letters covering any such use in the future; and, subject to Section 20 and Section 21 below, all condemnation proceeds and all other proceeds and products from the Land or Improvements;

(ii)
Any and all occupancy leases that relate to or affect the Land, the Improvements, the Fixtures or the operation thereof, including all of Property Owner's right, title and interest in and to that certain lease by and between PDCUSIF South 15, LLC, as landlord and Smith's Food & Drug Centers, Inc., as tenant ("Tenant"), dated as of June 1, 2018 (the "Tenant Lease") and all deposits (security or otherwise) actually paid to or received by Property Owner (and not as of the Closing Date returned to or forfeited by Tenant under the Tenant Lease), if any;

(iii)
All: (1) service and maintenance contracts of the Target Companies (including, without limitation, any such contracts entered into by Seller on behalf of any such Target Companies or in connection with the Property) (the "Service Contracts") except to the extent such Service Contracts are terminated prior to Closing pursuant to Section 13.(k)(ii) below; (2) lease brokerage agreements, leasing commission agreements, or other agreements entered into or assumed by any Target Company providing for payment of any amount for leasing activities or procuring tenants with respect to the Property as set forth on Schedule 2.(b)(iii) (the "Commission Agreements"); and (3) the Material Contracts;

(iv)
Each of the Target Companies' and Seller's right, title and interest in and to any intangible personal property (including any intellectual property to the extent the Target Companies or Seller either owns or has permission to use such intellectual property after the Closing) which is necessary or useful in connection with the ownership, improvement or operation of the Land or Improvements, including without limitation all guaranties, warranties, permits, plans, records, franchises, licenses, certificates of occupancy, agreements for the abatement or refund of taxes, claims and causes of action; and

(v)	All of the rights of the Target Companies and Seller to the trade names used by any Target Company or Seller for the Property and/or Improvements, as applicable.

2.(c)
Indivisible Economic Package. Purchaser has no right to buy, and Seller has no obligation to sell, less than all of the Acquired Interests, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to buy, and Seller has agreed to sell, all of the Acquired Interests on the terms and subject to the conditions set forth herein.

3.	PURCHASE PRICE.

3.(a)	Purchase Price.

(i)
At the Closing, as consideration for the sale, transfer, assignment and delivery of the Acquired Interests by Seller to Purchaser, Purchaser shall pay or cause to be paid to the Title Company, for distribution to Seller in accordance with Section 3.(e)(i), an amount in cash equal to:

(1)	FIFTY-ONE MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($51,050,000.00), minus

(2)	the Deposit and the Independent Contract Consideration, minus

(3)	the Estimated Closing Date Indebtedness, minus

(4)	the Estimated Seller Closing Costs, plus or minus

(5)	the Closing Date Working Capital Adjustment, plus or minus

(6)	the Closing Date Section 10.(j) Adjustment.
The foregoing amount is referred to herein as the "Closing Date Consideration." The Closing Date Consideration, as adjusted in accordance with this Agreement following the Closing, is referred to herein as the "Purchase Price." All references in this Agreement to dollars means United States Dollars. Attached hereto as Schedule 3.(a)(i) is an example of the foregoing calculation of the Closing Date Consideration.

3.(b)	Pre-Closing Deliverables and Payments.

(i)	Pre-Closing Statement. No later than two (2) but no more than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (the "Pre-Closing Statement"):

(1)
a good faith estimate of the aggregate amount of all principal, accrued interest and any other amounts due and owing in respect of indebtedness for borrowed money of the Target Companies (other than the prepayment premiums if any, as of the Closing Date, which are included in Seller's Closing Costs), which shall include the Existing Debt (such aggregate indebtedness herein referred to as the "Closing Date Indebtedness" and such good faith estimate herein referred to as the "Estimated Closing Date Indebtedness");

(2)	a good faith estimate of the Seller Closing Costs calculated in accordance with Section 10.(i) (the "Estimated Seller Closing Costs");

(3)
a good faith estimate of Net Working Capital as of the Closing Date (the "Estimated Net Working Capital") and the Closing Date Working Capital Adjustment pursuant to Section 3.(f)(ii) that has been prepared in good faith and determined on a basis consistent with that used in the preparation of, and set forth in, the calculation of Net Working Capital on Exhibit B;

(4)
a good faith estimate of the adjustments, prorations, and apportionments to be made by Purchaser and Seller pursuant to Section 10.(j) as of the Closing Date (the "Estimated Section 10.(j) Adjustment"); and

(5)	a good faith estimate of the Closing Date Consideration and the respective calculations thereof in accordance with Section 3.(a).

(ii)
For purposes hereof, "Net Working Capital" means: (1) the amount of estimated current assets of the Target Companies; minus (2) the amount of estimated current liabilities of the Target Companies, in each case as of the applicable measurement date, as determined in accordance with GAAP and in accordance with the principles and the example set forth on Exhibit B (which the parties acknowledge and agree is intended to preclude any "double counting" between the items included in this calculation of Net Working Capital and the items included in the calculation of the Closing Date Section 10.(j) Adjustment).

(iii)
Debt Payoff Letters. No later than two (2) but no more than five (5) Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to deliver to Purchaser payoff letters from the holders of the Existing Debt described in Section 8.(a), in a form and substance of the type ordinarily provided in commercial transactions similar to the transaction described in this Agreement and reasonably satisfactory to Purchaser (the "Debt Payoff Letters"): (1) stating the prepayment amount of the Existing Debt (with such Debt Payoff Letters to be updated, as necessary, on the Closing Date to specify the aggregate amount of Existing Debt outstanding as of the time immediately prior to the Closing); and (2) except as provided on Schedule 3.(b)(iii), stating that, if such prepayment amount so identified is paid to such holder on the Closing Date, such holder will release any and all Encumbrances that it may have with respect to the Acquired Interests, the Target Companies or their respective assets, and will take all reasonable actions necessary to effectuate such release (including executing and delivering to Purchaser all necessary documentation in form suitable for filing with all appropriate governmental authorities).

3.(c)	Payment of Deposit. Payment of the Deposit and the Closing Date Consideration is to be made via wire transfer in immediately available funds as follows:

(i)
Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deposit with the Title Company an earnest money deposit in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (the "Deposit"). The Deposit shall be non-refundable (except as otherwise specified herein) when paid to the Title Company and shall be delivered to and held by the Title Company pursuant to the terms, covenants and conditions of this Agreement. The Deposit shall be fully applicable in determining the Purchase Price at Closing pursuant to Section 3.(a)(i) above.

(ii)
Escrow Agent for the Deposit. The Deposit will be placed with and held in escrow by Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attention: Cathy Moeller (the "Title Company"), in immediately available funds in an interest bearing account at a mutually acceptable banking institution.

Any interest earned by the Deposit shall be considered as part of the Deposit for all purposes under this Agreement. Except as otherwise provided in this Agreement, the Deposit will be applied as provided in Section 3.(a)(i) above to determine the Closing Date Consideration at the Closing.

(iii)
Independent Contract Consideration. Immediately after its receipt of the Deposit, Title Company shall release to Seller a portion thereof in the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the "Independent Contract Consideration"), which amount the parties bargained for and agreed to as consideration for execution and delivery of this Agreement by Seller. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary. After the Independent Contract Consideration has been paid, such Independent Contract Consideration shall no longer be considered part of the Deposit but shall be applied in determining the Purchase Price at Closing pursuant to Section 3.(a)(i) above.

3.(d)	Letter of Credit.

(i)
At Purchaser's election, in lieu of paying all or any portion of the Deposit in cash, Purchaser shall have the right to deliver to the Title Company an irrevocable documentary letter of credit in the original face amount of any or all of the Deposit, naming the Title Company as the beneficiary thereof, drawn on by a financial institution reasonably acceptable to Seller and otherwise in form and substance reasonably satisfactory to Seller (individually and collectively the "Letter of Credit"). At any time prior to the Closing Date, Purchaser may replace all or any portion of the Deposit consisting of cash with a Letter of Credit or replace any previously delivered Letter of Credit, with either a replacement Letter of Credit or cash in an amount equal to the original face amount of the Letter of Credit subject to replacement.

(ii)
In the event Purchaser delivers a Letter of Credit to the Title Company in accordance with Section 3(d)(i), such Letter of Credit shall constitute a portion of the Deposit and be treated as a portion of the Deposit for purposes of this Agreement. Whenever this Agreement provides for the delivery of the Deposit to Seller, the Title Company shall deliver to Seller the original Letter of Credit together with such transfer documents required by the issuer thereof to transfer same to Seller. Upon delivery of the Letter of Credit to Seller, when permitted under the terms of this Agreement, the Letter of Credit shall permit the holder (i.e., Seller) to draw down all or any portion of the proceeds thereof by presenting the Letter of Credit for payment accompanied only by Seller's certification that Seller is expressly entitled to delivery of the Deposit pursuant to this Agreement. The Letter of Credit shall expire not earlier than the earlier of (1) the date on which the Closing occurs, or (2) three hundred sixty-five (365) days after issuance. If the Closing will not occur at least thirty (30) days prior to the expiration date of the Letter of Credit, the Letter of Credit shall be renewed by Purchaser on or before the date which is thirty (30) days prior to the expiration date of the Letter of Credit, which renewal shall be performed by the delivery of a new Letter of Credit to the Title Company. In the event that

(A) Purchaser fails to renew the Letter of Credit on or before the date which is thirty (30) days prior to the expiration and/or termination of such Letter of Credit or (B) the Title Company receives notice from the issuer of the Letter of Credit that the same will be terminated or revoked, the Title Company shall draw upon such Letter of Credit by presenting the Letter of Credit for payment prior to its expiration, termination and/or revocation and the Title Company shall treat the proceeds of such draw in the same manner as the Deposit and continue to hold such proceeds in escrow in accordance with this Agreement.

(iii)
Notwithstanding anything contained herein to the contrary, Purchaser hereby irrevocably and specifically authorizes and directs the Title Company to draw down on any Letter of Credit prior to the expiration of such Letter of Credit in accordance with Section 3(d)(ii), and Purchaser hereby waives any and all rights to deliver instructions to the Title Company that contradict the terms of this Section 3(d); provided, however, that after such draw, the Title Company shall treat the proceeds of such Letter of Credit in the same manner as the Deposit and continue to hold the proceeds of such Letter of Credit in accordance with this Agreement. If the Title Company complies with the terms of this Section 3(d) by drawing upon the Letter of Credit when required under Section 3(d)(ii) and treating the proceeds of such Letter of Credit in the same manner as the Deposit and continuing to hold the proceeds of such Letter of Credit in accordance with this Agreement, Purchaser hereby waives any and all rights, claims or causes of action Purchaser might otherwise have against the Title Company arising out of relating to the Title Company’s treatment and handling of the Letter of Credit.

(iv)
At Closing, or in the event Purchaser is earlier entitled to obtain the Deposit pursuant to the terms of this Agreement, the Title Company shall deliver the Letter of Credit to Purchaser marked "cancelled." If the Deposit is delivered to the Title Company in the form of the Letter of Credit, all references herein to (1) the right of Seller to retain or receive (or words having the same or similar import) all or any portion of the Deposit shall be construed as meaning the obligation of the Title Company to: (A) deliver to Seller the original Letter of Credit, together with such transfer documents required by the issuer thereof to transfer same to Seller; or (B) if requested by Seller, to draw down on such Letter of Credit and deliver all or such portion of the proceeds of the Letter of Credit to Seller and (2) the right of Purchaser to receive the return of the Deposit shall be construed as meaning the right of Purchaser to receive the return of the Letter of Credit. At Closing, any portion of the Deposit paid in cash and delivered to Seller at the Closing shall be applicable to the Purchase Price.

3.(e)	Payment, Application and Disbursement of Closing Date Consideration. At the Closing and in accordance with the Settlement Statement, the following payments shall be made by the applicable party.

(i)
Closing Date Consideration. (1) Purchaser shall deliver an amount equal to the Closing Date Consideration to the Title Company via wire transfer in immediately available funds; and (2) the Title Company shall hold and disburse the Closing Date Consideration and the Deposit to Seller in accordance with the Settlement Statement

(which, together with the Independent Contract Consideration, shall be considered the amounts paid by Purchaser for the USIF II Interest and the JV Interests).

(ii)
Closing Date Indebtedness. Purchaser shall pay or cause to be paid in full (on behalf of the applicable Target Company) an amount equal to the Estimated Closing Date Indebtedness in accordance with the Debt Payoff Letters. The parties will cooperate in arranging for the repayment of the Estimated Closing Date Indebtedness on the Closing Date, and shall take such actions as may be necessary to facilitate such repayment on the Closing Date, and to facilitate the release, in connection with such repayment, of any Encumbrances, all of which (other than Purchaser's legal costs) shall be at Seller's sole expense (which expenses shall constitute Seller Closing Costs, including any such expenses incurred following the Closing Date that shall be paid in accordance with Section 3.(g)(iv)).

(iii)	Seller Closing Costs. Purchaser shall pay or cause to be paid in full (on behalf of Seller) all Estimated Seller Closing Costs.

3.(f)	Pre-Closing Adjustments.

(i)
No later than two (2) but no earlier than five (5) Business Days prior to Closing, Seller shall calculate the Estimated Net Working Capital of the Target Companies and shall provide a schedule reflecting such calculation to Purchaser as an attachment to the Pre-Closing Statement to be delivered pursuant to Section  3.(b)(i). The Estimated Net Working Capital will be calculated in good faith and subject to the approval of Purchaser (which approval shall not be unreasonably withheld), and calculated on a basis consistent with that used in the preparation of, and set forth in, the method for the calculation of Net Working Capital on Exhibit B.

(ii)
If: (1) the Estimated Net Working Capital is less than ONE AND NO/100 DOLLARS ($1.00) (the "Target Net Working Capital"), the Closing Date Consideration shall be adjusted downward on a dollar-for-dollar basis by the amount of such shortfall; or (2) the Estimated Net Working Capital is greater than Target Net Working Capital, the Closing Date Consideration shall be adjusted upward on a dollar-for-dollar basis by the amount of such excess. The amount of such increase or decrease based on the Estimated Net Working Capital is referred to herein as the "Closing Date Working Capital Adjustment."

(iii)
No later than two (2) but no earlier than five (5) Business Days prior to Closing, Seller shall calculate the Estimated Section 10.(j) Adjustment as of the Closing Date and shall provide a schedule reflecting such calculation to Purchaser as an attachment to the Pre-Closing Statement to be delivered pursuant to Section  3.(b)(i). The Estimated Section 10.(j) Adjustment will be calculated in good faith and subject to the approval of Purchaser (which approval shall not be unreasonably withheld), and calculated on a basis consistent with Section 10.(j).

(iv)
If: (1) the Estimated Section 10.(j) Adjustment is less than zero (i.e., meaning that the credits to Purchaser pursuant to Section 10.(j) at the Closing exceed the credits to Seller at the Closing pursuant to Section 10.(j)), the Closing Date Consideration shall be adjusted downward on a dollar-for-dollar basis by the amount of such shortfall; or (2) the Estimated Section 10.(j) Adjustment is greater than zero (i.e., meaning that the credits to Seller pursuant to Section 10.(j) at the Closing exceed the credits to Purchaser at the Closing pursuant to Section 10.(j)), the Closing Date Consideration shall be adjusted upward on a dollar-for-dollar basis by the amount of such excess (the amount of such increase or decrease based on the Estimated Section 10.(j) Adjustment is referred to herein as the "Closing Date Section 10.(j) Adjustment").

3.(g)
Post-Closing Adjustments. In addition to the adjustments that may be required after Closing pursuant to Section 10.(j), Purchaser and Seller shall follow the procedures set forth in this Section 3.(g) to determine certain other adjustments that may be required after Closing:

(i)
No later than ninety (90) calendar days after the Closing Date, Purchaser shall deliver to the Seller Representative a statement (the "Final Closing Statement") calculating the Closing Date Indebtedness (the "Final Closing Date Indebtedness"), Seller Closing Costs (the "Final Seller Closing Costs") and Net Working Capital of the Target Companies as of the Closing Date, together with all supporting information in connection therewith (the "Final Net Working Capital"). The Final Closing Statement shall be determined in good faith and the Final Net Working Capital shall be calculated on a basis consistent with that used in the preparation of, and set forth in, the method for the calculation of Net Working Capital on Exhibit B.

(ii)
The Seller Representative shall, within thirty (30) calendar days following its receipt of the Final Closing Statement, agree or disagree therewith (the "Review Period"). During the Review Period, Purchaser shall provide the Seller Representative with: (1) such information as may be reasonably requested by the Seller Representative with respect to its review of the Final Closing Statement; and (2) reasonable access to the accounting personnel who prepared the Final Closing Statement; provided, that such information and access shall be provided in a manner that does not interfere with the normal business operations of Purchaser or the Target Companies.

(iii)
If the Seller Representative disagrees with the calculations thereon, it shall give written notice to Purchaser of such disagreement and any reason therefor within the Review Period. Should the Seller Representative fail to notify Purchaser of a disagreement prior to the end of the Review Period, the Seller Representative shall be deemed to agree with Purchaser's calculations set forth on the Final Closing Statement. If the Seller Representative timely objects to any item or calculation on the Final Closing Statement, the Seller Representative and Purchaser shall, during the fifteen (15) day period following the delivery of the Seller Representative's objection, attempt in good faith to resolve the matters on the Final Closing Statement to which the Seller Representative objected. In the event the Seller Representative and Purchaser cannot resolve all of such matters by the end of such fifteen (15) day period, they shall immediately refer the remaining matters in dispute to a nationally recognized accounting firm that is independent as to all parties and mutually agreed upon by the Seller Representative and Purchaser (the "Accounting Referee"). The Accounting Referee shall determine, based solely on written submissions by the Seller Representative and Purchaser and on the terms and provisions of this Agreement, and not by independent review, only those items and amounts in the Final Closing Statement still in dispute and set forth on the Seller Representative's original written objection notice. In resolving any disputed items, the Accounting Referee may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party. The Accounting Referee shall issue its determination with respect to such disputed items within sixty (60) calendar days after such dispute is referred to the Accounting Referee. The Seller Representative on the one hand, and Purchaser on the other hand, shall bear all of their respective costs and expenses incurred in connection with the foregoing process, except that the fees and expenses of the Accounting Referee hereunder shall be split between the Seller Representative and Purchaser in such proportion as the Accounting Referee shall determine based on the relative merit of the position of the parties and absent any such determination the fees of the Accounting Referee shall be shared equally between the Seller Representative, on the one hand, and Purchaser, on the other hand. This provision shall be specifically enforceable by the Seller Representative and Purchaser and the decision of the Accounting Referee in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(iv)	If, based on the calculations as finally determined in accordance with this Section 3.(g),

(1)
(A) the Final Closing Date Indebtedness is less than the Estimated Closing Date Indebtedness, (B) the Final Seller Closing Costs are less than the Estimated Seller Closing Costs, or (C) the Final Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay or cause to be paid to the Seller Representative an amount equal to such amounts on a dollar-for-dollar basis, or

(2)
(A) the Final Closing Date Indebtedness is greater than the Estimated Closing Date Indebtedness; (B) the Final Seller Closing Costs are greater than the Estimated Seller Closing Costs; or (C) the Final Net Working Capital is less than the Estimated Net Working Capital, Seller shall pay to Purchaser an amount equal to such amounts on a dollar-for-dollar basis, which obligation shall be a direct, joint and several obligation of Sellers, and shall not be subject to the indemnification procedures set forth in Section 17.(d).

(v)
Final amounts due hereunder shall be paid no later than ten (10) Business Days following the Seller Representative's agreement with Purchaser's calculation of any adjustments set forth above, or in the event of a disagreement, following the resolution of such disagreement by written agreement of Purchaser and the Seller Representative, or the determination of the Accounting Referee. Such amounts shall be paid by wire transfer of immediately available funds to the account identified in writing by the recipient of such payment. Any adjustment made in connection with this Section 3.(g) shall be treated as an adjustment to the Purchase Price of the applicable Acquired Interests for U.S. federal income Tax purposes.

4.	INSPECTIONS.

4.(a)
Examinations Prior to Effective Date. Purchaser acknowledges that Purchaser has examined the Property, the Target Companies and the Due Diligence Materials and other documentation related to the Property and the Target Companies to determine in its sole discretion whether the Property and the Target Companies are acceptable for purchase pursuant to this Agreement (i.e., through Purchaser's acquisition of the Acquired Interests).

4.(b)	Intentionally Deleted.

4.(c)	Access and Indemnity Agreement; Opportunity to Inspect.

(i)
Prior to the execution of this Agreement, the Property Owner entered into the Access and Indemnity Agreement with Purchaser dated July 9, 2018 (the "Access Agreement"). Pursuant to the Access Agreement, the parties set forth their respective rights and obligations in connection with Purchaser's inspections of the Property.

(ii)
Subject to section 2 of the Access Agreement, all of the terms of the Access Agreement that survive the termination or expiration of the Access Agreement or the execution, delivery, and/or termination of this Agreement shall so survive and shall not be superseded by this Agreement.

(iii)
PURCHASER ACKNOWLEDGES THAT, PURSUANT TO THE ACCESS AGREEMENT AND THE TERMS HEREIN, IT HAS BEEN GIVEN OR WILL BE GIVEN BY THE CLOSING THE RIGHT AND OPPORTUNITY TO CONDUCT, AND PURCHASER HAS, OR WILL BY THE CLOSING HAVE, CONDUCTED ANY AND ALL INVESTIGATIONS OF THE PROPERTY, INCLUDING INSPECTIONS OF THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF (INCLUDING, WITHOUT LIMITATION, MECHANICAL, ENGINEERING, OR ENVIRONMENTAL INVESTIGATIONS AND ASSESSMENTS), AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON, DISCHARGED FROM, OR POTENTIALLY MIGRATING UPON THE PROPERTY. PURCHASER AGREES THAT IT WILL RELY SOLELY UPON SUCH INVESTIGATIONS AND THE INVESTIGATIONS AND REPORTS OF PURCHASER'S CONSULTANTS AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS TO THE REPRESENTATIONS AND WARRANTIES PROVIDED BY SELLER HEREIN OR IN ANY CLOSING DOCUMENTS AND THE COVENANTS PROVIDED HEREIN.

4.(d)
Indemnity; Negligence. Purchaser shall indemnify, defend and hold Seller harmless from all claims, liabilities, damages, losses, costs and expenses, including reasonable attorneys' and paralegals' fees incurred at or before trial, in any appellate proceeding, collection proceeding, bankruptcy proceeding, alternative dispute resolution or any other proceeding (collectively, the "Inspection Losses") asserted against Seller or any Target Company to the extent caused by Purchaser's entry and inspection of the Property, or the entry of Purchaser's employees, agents and contractors, or any of them; provided, however, such indemnity shall not apply to (i) Seller's or a Target Company's negligence, gross negligence or willful misconduct; (ii) any acts or omissions of Seller and/or its agents in assisting Purchaser with its due diligence; or (iii) Inspection Losses arising solely out of the mere discovery or identification of, or for repair or remediation of, existing conditions discovered by Purchaser in the course of its inspection of the Property. The terms of this Section 4.(d) shall survive the termination or expiration of this Agreement and the Closing.

5.	TITLE AND SURVEY.

5.(a)
Existing Title Policies; Existing Surveys. Prior to the Effective Date, Seller has delivered to Purchaser, to the extent in Seller's possession: (i) a copy of the existing title policy for the Property (the "Existing Title Policy"); and (ii) the Property Owner's most current, existing as-built survey of its Property (the "Existing Survey").

5.(b)	Commitments and Updated Survey.

(i)
Prior to the Effective Date, Seller has ordered, at Seller's sole cost and expense, a commitment for title insurance with respect to the Property (a "Title Commitment"), including copies of all underlying exception documents referenced therein. Seller also has ordered an update of the Existing Survey (the "Updated Survey"). To the extent not delivered to: (1) Seller prior to the Effective Date, Seller shall request that the Title Company deliver to Seller a copy of the Title Commitment for the Property promptly after the Effective Date (or, if later, promptly upon the delivery of the Title Commitment to Purchaser); and (2) Purchaser prior to the Effective Date, Seller shall provide Purchaser with the Updated Survey of the Property promptly after the Effective Date (or, if later, promptly upon the delivery of the Updated Survey to Seller), unless the surveyor delivers the Updated Survey directly to Purchaser.

(ii)
Purchaser is considered to have approved those exceptions to title and survey set forth in the Pro Forma Owner's Policy of Title Insurance that the Title Company has issued to Purchaser ("Pro Forma Policy") and the Updated Survey existing as of the date that is two (2) Business Days prior to the Effective Date ("Cut-Off Date"), or if the Pro Forma Policy has not been issued and/or the Updated Survey has not been delivered as of the Cut-Off Date, then Purchaser will be considered to have approved those exceptions to title and survey set forth in the Title Commitment and the most recent Existing Survey as of the Cut-Off Date (collectively, the "Permitted Exceptions").

5.(c)	New Exceptions.

(i)
If an update to a Pro Forma Policy or an Updated Survey for the Property (or, if applicable, if an update to a Title Commitment for the Property) received after the Cut-Off Date and prior to the Closing Date references a new exception to title or a new survey matter for the Property (each, a "New Exception," and collectively, the "New Exceptions"), then Purchaser shall have five (5) Business Days (the "Objection Period") to provide notice of its objection to Seller (the "Exception Notice"). Seller shall have ten (10) Business Days from its receipt of such Exception Notice to cure any applicable New Exception to the reasonable satisfaction of Purchaser (the "Exception Cure Period").

(ii)
If Seller is not able to cure such New Exceptions within said Exception Cure Period to Purchaser's reasonable satisfaction, then Purchaser shall have the right with respect to each such New Exception relating to the Property, to either: (1) terminate this Agreement, as Purchaser's sole and exclusive remedy, by giving written notice to Seller (a "New Exception Termination Notice") of the same no later than three (3) Business Days after the expiration of the Exception Cure Period (the "Election Period"); provided that if this Agreement is terminated pursuant to this Section 5.(c)(ii), and such New Exception is the result of a default by Seller hereunder, Seller also shall pay to Purchaser the Pursuit Costs (as defined below) up to a maximum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) so long as Purchaser provides reasonably detailed evidence of such costs to Seller; or (2) elect to waive its termination right pursuant to clause (1) and proceed with the Closing, in which event the applicable New Exception shall be deemed a Permitted Exception for the Property (if Purchaser fails to provide a New Exception Termination Notice pursuant to the terms above, Purchaser shall be deemed to have elected clause (2) above).

(iii)
If Purchaser terminates this Agreement pursuant to Section 5.(c)(ii), then the Deposit will be returned promptly to Purchaser, this Agreement will terminate, and the parties hereto will have no rights, duties, or obligations hereunder, other than as set forth herein with respect to those rights and obligations that survive the termination of this Agreement. As used herein, the Objection Period, Exception Cure Period, and Election Period, collectively and as applicable, shall be referred to as the "New Exception Period." If an applicable New Exception Period has not expired prior to the then-applicable Closing Date, the Closing Date shall be automatically extended to allow for the expiration of the New Exception Period. By way of example, if a New Exception arises one (1) Business Day prior to the Closing Date, then the Closing Date shall be automatically extended by the New Exception Period. If Purchaser then fails to provide an Exception Notice to Seller within the applicable Objection Period, the New Exception Period shall be deemed to expire at the end of the Objection Period (and the Closing Date, as applicable, would be automatically extended pursuant to this Section 5.(c)(iii) and the provisions of Section 10.(b)(vi)).

(iv)
Notwithstanding anything contained in Section 5.(c) to the contrary, if it becomes necessary (in Seller's reasonable determination) prior to a Closing for Seller to modify, accept, dedicate and/or convey any easements and/or rights-of-way (collectively and individually, a "Required Encumbrance") to timely and efficiently perform its obligations under the Tenant Lease (including, without limitation any development obligations of Seller or the Property Owner in connection with the Tenant Lease), then Seller shall deliver to Purchaser a written notice ("Encumbrance Notice") explaining the need for such Required Encumbrance together with a draft of any such Required Encumbrance.

(v)	If the Required Encumbrance described in the Encumbrance Notice is a modification or conveyance of an easement with or to a public utility company that does not materially interfere with the use or operation of the Property or impact the value of the Property in any significant way (each such Required Encumbrance, a "Permitted Required Encumbrance"), then Seller may cause the Property Owner to encumber the Property with such Permitted Required Encumbrance without having to obtain Purchaser's approval of such Permitted Required Encumbrance, and such Permitted Required Encumbrance shall become a Permitted Exception.

(vi)
Purchaser shall have three (3) Business Days from receipt of Seller's Encumbrance Notice (the "Encumbrance Review Period") to review and approve or disapprove any Required Encumbrance that is not a Permitted Required Encumbrance, which approval shall not be unreasonably withheld. If, during the Encumbrance Review Period, Purchaser requests any information related to the applicable Required Encumbrance, then Seller shall use commercially reasonable efforts to promptly provide such information to Purchaser to the extent in Seller's possession and control. A Required Encumbrance shall be deemed approved by Purchaser for all purposes if Purchaser fails to provide Seller with a written disapproval thereto within the Encumbrance Review Period. If a Required Encumbrance is approved or deemed approved by Purchaser, then Seller may cause the Property Owner to encumber the Property with such Required Encumbrance, and such Required Encumbrance shall become a Permitted Exception.

(vii)
If a Required Encumbrance that is not a Permitted Required Encumbrance is disapproved by Purchaser during the Encumbrance Review Period, then Seller may terminate this Agreement by giving written notice of such termination to Purchaser within five (5) Business Days following the expiration of the Encumbrance Review Period, and upon such termination, the Deposit will be returned promptly to Purchaser and the parties hereto will have no rights, duties, or obligations hereunder, other than as set forth herein with respect to those rights and obligations that survive the termination of this Agreement.

6.	DUE DILIGENCE MATERIALS.

6.(a)
Due Diligence Materials. Prior to the execution of this Agreement, Seller has provided to Purchaser copies of the items listed on Schedule 6.(a) (collectively, the "Due Diligence Materials"), and Purchaser has reviewed (or prior to the Closing, will have reviewed) such Due Diligence Materials.

6.(b)
Nature of Due Diligence Materials. Except for the Seller representations and warranties contained herein or in any other agreement or certificate delivered by Seller to Purchaser in connection with the Closing: (i) Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Due Diligence Materials; and (ii) Purchaser acknowledges that such reports and other information included in the Due Diligence Materials are for informational purposes only and shall not give Purchaser any cause of action against Seller or the person preparing such reports, absent an agreement from Seller or the preparer of such reports, as applicable, that Purchaser is entitled to rely on such reports.

7.	TENANT ESTOPPELS.

7.(a)
Tenant Estoppel. After the Effective Date, Seller shall use commercially reasonable efforts to cause the Property Owner to obtain an estoppel certificate from Tenant substantially in the form attached to the Tenant Lease (the "Tenant Estoppel,"); provided, however, that Landlord shall include, and use commercially reasonable efforts to obtain from Tenant, the following certification in the Tenant Estoppel: "No controversy or dispute exists between Landlord and Tenant" (the "Additional Certification"). Seller shall provide Purchaser with a copy of the Tenant Estoppel for Purchaser's review and comment before delivering the Tenant Estoppel to Tenant. Purchaser shall only have the right to comment upon the completed portions of the Tenant Estoppel form and not the form itself so long as the Tenant Estoppel is in the form required by this Section 7.(a), and the form Tenant Estoppel will be deemed approved by Purchaser for all purposes if Purchaser fails to provide Seller with written objections thereto within three (3) Business Days following the date Seller delivers same to Purchaser.

7.(b)	Approval. Seller will deliver to Purchaser copies of the signed Tenant Estoppel promptly following Seller's receipt thereof.

7.(c)
Required Tenant Estoppel. The acquisition of the Acquired Interests is subject to the condition that, as of the Closing, Purchaser shall have received an Acceptable Tenant Estoppel from the Tenant under the Tenant Lease at the Property (the "Required Tenant Estoppel"). An "Acceptable Tenant Estoppel" is either: (i) an estoppel certificate dated no more than thirty (30) days prior to the Closing Date in substantially the form described in Section 7.(a) above which does not contain any material modifications or inconsistencies with respect to the Tenant Lease or information contained in the Due Diligence Materials and which does not disclose any alleged monetary default or material non-monetary default, any unfulfilled monetary obligation or material non-monetary obligation on the part of the landlord or tenant, or any other materially adverse matters; provided, however, notwithstanding anything contained herein to the contrary, if Tenant strikes the Additional Certification from the Tenant Estoppel, such action shall not cause the Tenant Estoppel to fail to be an Acceptable Tenant Estoppel; or (ii) an estoppel certificate that does not satisfy the requirements set forth in Section 7.(c)(i) that is approved by Purchaser (for these purposes, Purchaser will have been deemed to have approved such estoppel certificate if Purchaser fails to furnish Seller with a written notice of disapproval within three (3) Business Days from the date of Seller's delivery of such estoppel certificate to Purchaser).

8.	DEBT.

8.(a)
Property Subject to Debt. On the Closing Date, the Property will be subject to a certain lien securing indebtedness in favor of a third-party lender (the "Lender"), as more particularly described on Schedule 8.(a) (the "Existing Debt").

8.(b)	Existing Debt Documents. All of the documents currently evidencing, governing or securing the Existing Debt are listed on Schedule 8.(b) (collectively, the "Existing Debt Documents").

8.(c)
Payment of Existing Debt. In connection with Purchaser's acquisition of the Acquired Interests, on the Closing Date, Purchaser shall cause the Existing Debt to be repaid in full pursuant to the Debt Payoff Letters in accordance with Section 3.(e)(ii). In no event shall

Purchaser or any of its affiliates have any liability under the Existing Debt (except with respect to the covenant of repayment as provided above), including, without limitation, any carveout guarantees, environmental indemnities, or similar credit enhancements with respect to such Existing Debt, including those environmental indemnities and guarantees described on Schedule 8.(c). Following the Closing, Seller shall use its commercially reasonable efforts to release or cause the release of all outstanding liens against each Target Company, the Acquired Interests or any of the Property Owner's Property and assets.

9.	CONDITIONS TO CLOSING.

9.(a)
Purchaser's Conditions to Closing. The obligations of Purchaser under this Agreement to proceed with the Closing are subject to satisfaction of all of the following applicable conditions set forth in this Section 9.(a) (collectively, "Purchaser's Conditions"):

(i)
On the Closing Date, all representations and warranties made by Seller in this Agreement must be true and correct in all material respects as if made on and as of the Closing Date, in each case without regard to any qualifications as to materiality contained in such representations and warranties, except for those changes which are either approved in writing by Purchaser or permitted under Section 17.(b).

(ii)
On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person may have been instituted against Seller, the Target Companies, or Purchaser that challenges the validity or legality of any of the transactions contemplated by this Agreement or otherwise affects the Property.

(iii)	On the Closing Date, there must not be any New Exceptions with respect to the Property unless such New Exceptions are Permitted Exceptions.

(iv)	On or before the Closing Date, Seller must have obtained and provided to Purchaser the Required Tenant Estoppel.

(v)
Seller shall have delivered at Closing to Purchaser an opinion of Haynes and Boone LLP, counsel for Seller, as to Target REIT's qualification as a REIT for U.S. federal income tax purposes, in substantially the form of Exhibit D. Such opinion will be based on/supported by representations to Haynes and Boone LLP, contained in a certificate or representation letter from the Target REIT or one of its officers.

(vi)	Prior to Closing, Seller shall have performed and complied with in all material respects all obligations, covenants, and agreements required of it under this Agreement.

(vii)	On the Closing Date, Purchaser shall have received each of Seller's Deliveries pursuant to Section 10.(d) below.

(viii)
The Title Company shall have irrevocably committed to issue an Owner's Policy of Title Insurance in the form of the Pro Forma Policy or in a form otherwise acceptable to Purchaser and not showing any exceptions to title other than the Permitted Exceptions, and deleting the standard printed exceptions and including affirmative mechanics lien coverage in the form attached hereto as Schedule 9.(a)(viii).

(ix)
On the Closing Date, the Target REIT shall have no subsidiaries other than its interest in the Property Owner, and the Property Owner shall have no subsidiaries or other assets other than the Property and assets related to the use and operation of the Property.

(x)	Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 9.(a)(i) and 9.(a)(vi) hereof.

(xi)
Except as set forth on Schedule 9.(a)(xi) (which Schedule shall be updated by Seller three (3) Business Days prior to Closing), there shall be no ongoing construction work at the Property being performed by or on behalf of Seller or a Target Company and all improvements or other construction work being performed by or on behalf of Seller or a Target Company, including, without limitation, tenant improvements, shall have been fully completed, and Seller shall have provided Purchaser unconditional final lien waivers in form satisfactory under NRS 108.2457 with respect to all work performed at the Property in connection with the tenant improvements being performed by or on behalf of Seller or a Target Company.

(xii)
Seller shall have delivered to Purchaser documentation, in form and substance reasonably acceptable to Purchaser, evidencing that all leasing commissions due in connection with the Tenant Lease have been paid.

(xiii)	The Commencement Date (as defined in the Tenant Lease) has occurred.

(xiv)	Seller shall have delivered to Purchaser a final certificate of occupancy (or the equivalent in the Property’s jurisdiction) for the Improvements.

(xv)
Seller shall have delivered to Purchaser a copy of the Notice of Acceptance from the City of Henderson in connection with that certain Off-Site Improvement Agreements by and between the Property Owner and the City of Henderson, dated as of August 3, 2016.

(xvi)
Seller shall have delivered to Purchaser a copy of the Certificate of Release in connection with that certain Off-Site Improvement Agreements by and between the Property Owner and County of Clark, Nevada, dated as of June 27, 2016.

(xvii)
Three (3) Business Days prior to the Closing, Seller shall have delivered to Purchaser an accounting and reconciliation of the disbursement of the Escrow Funds (as defined in the Disbursement Agreement (defined below)) under that certain Construction Disbursement Account Agreement by and among Tenant, Property Owner and BCM Services dated as of June 1, 2018 (the "Disbursement Agreement"), which such accounting and reconciliation shall be approved by Tenant in writing, and any undisbursed amounts set forth in such accounting and reconciliation shall be consistent with the amount of any unpaid Landlord Improvements (as defined in Exhibit B to the Tenant Lease, and as may have been amended) (the "Unpaid TI Amount").

(xviii)	Seller, Purchaser and the Title Company shall have entered into that certain Construction Escrow Agreement.

(xix)
To the extent available, Seller shall have delivered to Purchaser interim monthly financial statements of the type described in Section 13.(m)(xi) of the Target Companies, beginning with the month ending July 31, 2018.

9.(b)
Seller's Conditions to Closing. The obligations of Seller under this Agreement to proceed with the Closing are subject to satisfaction of all of the following applicable conditions set forth in this Section 9.(b) (collectively, "Seller's Conditions").

(i)
On the Closing Date, all representations and warranties made by Purchaser in this Agreement must be true and correct in all material respects as if made on and as of the Closing Date, in each case without regard to any qualifications as to materiality contained in such representations and warranties, except for those changes which are approved in writing by Seller.

(ii)	On the Closing Date, Seller shall have received Purchaser's Deliveries pursuant to Section 10.(e) below.

(iii)
On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person may have been instituted against Seller, the Target Companies, or Purchaser that challenges the validity or legality of any of the transactions contemplated by this Agreement or otherwise affects the Property.

(iv)
Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Purchaser, certifying the fulfillment of the conditions specified in Sections 9.(b)(i) hereof.

10.	CLOSING.

10.(a)
Closing Date; Procedure. The closing of the sale of the Acquired Interests pursuant to this Agreement, the execution and delivery of the other documents at the closing, and the making of the cash payments described herein at the closing (the "Closing") shall take place at the offices of the Title Company or at the offices of USIF II Seller's counsel, if Seller directs.

(i)
The Closing for Purchaser's acquisition of the Acquired Interests shall be held on the date that is ten (10) days after the Commencement Date (which is estimated to be on or about October 1, 2018), subject to satisfaction of Purchaser’s Conditions to Closing in Section 9.(a) and Seller's Conditions to Closing in Section 9.(b) (the "Closing Date").

(ii)
The parties anticipate consummating the Closing by making their respective closing deliveries into escrow with the Title Company pursuant to escrow instructions that do not conflict with the terms of this Agreement.

10.(b)	Extensions of Closing.

(i)
Either Seller or Purchaser shall have the right to extend the Closing Date for up to thirty (30) days to satisfy Purchaser's Conditions to Closing in Section 9.(a) or Seller's Conditions to Closing in Section 9.(b) by delivering written notice of such extension to the Seller Representative or Purchaser, as applicable, on or prior to the original Closing Date.

(ii)
If the Closing has not occurred by October 31, 2018 because Purchaser’s Conditions to Closing in Section 9.(a)(xiv) has not been satisfied, then either Seller or Purchaser shall have the right to extend the Closing Date to November 30, 2018, by delivering written notice of such extension to the Seller Representative or Purchaser, as applicable, on or prior to the original Closing Date.

(iii)
If the Closing has not occurred by November 30, 2018 because Purchaser’s Conditions to Closing in Section 9.(a)(xiv) has not been satisfied, then either Seller or Purchaser shall have the right to extend the Closing Date to December 31, 2018, by delivering written notice of such extension to the Seller Representative or Purchaser, as applicable, on or prior to the original Closing Date.

(iv)
If the Closing has not occurred by December 31, 2018 because Purchaser’s Conditions to Closing in Section 9.(a)(xiv) has not been satisfied, then Purchaser shall have the right to extend the Closing Date to January 31, 2019, by delivering written notice of such extension to the Seller Representative or Purchaser, as applicable, on or prior to the original Closing Date.

(v)
If the Closing has not occurred by January 31, 2019 and all of Purchaser’s Conditions to Closing in Section 9.(a), except for Purchaser’s Condition to Closing set forth in Section 9.(a)(xiv), and Seller’s Conditions to Closing in Section 9.(b), have been satisfied by January 31, 2019, Purchaser shall be deemed to have waived Purchaser's Condition to Closing set forth in Section 9.(a)(xiv), and the parties shall proceed to Closing pursuant to the terms and conditions set forth herein. Seller agrees to use commercially reasonable efforts to satisfy Purchaser’s Condition to Closing set forth in Section 9.(a)(xiv).

(vi)
Purchaser may extend the Closing Date through the end of an applicable New Exception Period pursuant to Section 5.(c)(iii) if a New Exception should arise within ten (10) Business Days of the Closing Date, as the Closing Date may have been extended pursuant to Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii), Section 10.(b)(iv) and/or Section 10.(b)(v) above. However, if either Purchaser or Seller extends the Closing Date pursuant to Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii) and/or Section 10.(b)(iv) or Purchaser extends the Closing Date pursuant to Section 10.(b)(v), Closing shall occur on the earlier of: (1) the date that is five (5) Business Days after all of Purchaser's Conditions and Seller's Conditions have been satisfied or waived; (2) the date on which the Closing has been extended pursuant to Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii), Section 10.(b)(iv) and/or Section 10.(b)(v), unless Purchaser's Condition set forth in Section 9.(a)(iii) has not been satisfied, and the New Exception Period contemplated in Section 5.(c)(iii) has not yet expired; or (3) the Business Day after the date of the extension pursuant to this Section 10.(b)(vi) on which the New Exception Period described in Section 5.(c)(iii) expires, but only to the extent all other Purchaser's Conditions and Seller's Conditions were satisfied on or before the date of the Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii), Section 10.(b)(iv) and/or Section 10.(b)(v) extension(s) (other than the Purchaser's Condition described in Section 9.(a)(iii)), and Purchaser elects to proceed with the Closing after the date of the Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii), Section 10.(b)(iv) and/or Section 10.(b)(v) extension(s), but within the New Exception Period contemplated in Section 5.(c)(iii) (the originally scheduled Closing Date, as it may be extended pursuant to Section 10.(b)(i), Section 10.(b)(ii), Section 10.(b)(iii), Section 10.(b)(iv), Section 10.(b)(v) and/or Section 10.(b)(vi) is also referred to as the Closing Date).

(vii)	Any then-applicable Closing Date also may be extended for up to an additional thirty (30) days as contemplated in Section 20.(a) and Section 21 below (to the extent such provisions are applicable).

10.(c)	Consequences Relating to Purchaser's Conditions and Seller's Conditions.

(i)
Purchaser may waive in writing any or all of Purchaser's Conditions in whole or in part in connection with the Closing. After the Closing, (A) any of Purchaser's Conditions described in Section 9.(a)(i) and Section 9.(a)(vi) that, to Purchaser's Knowledge, have not been satisfied, and (B) any other Purchaser's Conditions that have not been satisfied, shall be treated as having been waived in writing unless otherwise agreed to in writing by Seller and Purchaser.

(ii)
Seller may waive in writing any or all of Seller's Conditions in whole or in part in connection with the Closing. After the Closing, any of Seller's Conditions with respect to the Closing that have not been satisfied (or, in the case of the Seller's Condition described in Section 9.(b)(i), to Seller's Knowledge has not been satisfied) shall be treated as having been waived in writing unless otherwise agreed to in writing by Seller and Purchaser.

(iii)
If all of Purchaser's Conditions and Seller's Conditions have been satisfied or waived by the Closing Date, then Seller shall sell, and Purchaser shall acquire, all of the Acquired Interests in accordance with this Agreement on the Closing Date.

(iv)
Subject to Section 12, with respect to the Closing, if any of Purchaser's Conditions relating to the Closing are not satisfied by the Closing Date, then Purchaser may, as Purchaser's sole and exclusive remedy, either: (1) terminate this Agreement, in which event the Title Company shall disburse the entire Deposit to Purchaser, and no party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination of this Agreement; or (2) waive its objections as it relates to Purchaser's Conditions and close the purchase of the Acquired Interests.

(v)
Subject to Section 12, with respect to the Closing, if any of Seller's Conditions are not satisfied by the Closing Date, then Seller may, as Seller's sole and exclusive remedy, either: (1) terminate this Agreement, in which event the Title Company shall disburse the entire Deposit to Purchaser and neither party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to the rights or obligations that survive termination of this Agreement; or (2) waive its objections as it relates to Seller's Conditions and close the sale of the Acquired Interests.

10.(d)	Seller's Deliveries. At the Closing, Seller shall execute, perform and deliver, or cause to be executed, performed, or delivered (as applicable):

(i)
Evidence of each Seller's capacity and authority for the closing of the transactions contemplated by this Agreement at the Closing (which shall be in the form of one or more resolutions of the applicable managers, directors, members, partners, and/or shareholders (or the applicable owners thereof) of the applicable Seller, as may be required);

(ii)
An original Assignment of Common Shares in substantially the form of Exhibit E, executed by USIF II Seller, assigning the Common Shares of the Target REIT to Purchaser, together with the original share certificate for the Common Shares (the "Common Shares Assignment");

(iii)	An original Assignment of Membership Interests in substantially the form of Exhibit F, executed by JV Seller, assigning the JV Interests to Purchaser (the "JV Assignment");

(iv)
A non-foreign affidavit from each of the Seller entities as required by Section 1445 of the Internal Revenue Code of 1986 (the "Code"), as amended, and Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) promulgated thereunder;

(v)	Evidence of the resignation of all current officers and directors of the Target Companies effective immediately after the Closing;

(vi)	The opinion of Haynes & Boone LLP and the officer's certification referenced in Section 9.(a)(v) of this Agreement;

(vii)	Record books of the Target Companies to be delivered in "pdf" format to Purchaser (or in another form mutually acceptable to Purchaser and Seller);

(viii)	Payoff Letter(s) for the Existing Debt;

(ix)	General releases by each Seller of each of the Target Companies for any act or omission that occurred prior to Closing in the form attached as Exhibit G;

(x)	Evidence of the termination of: (1) any property management agreements affecting the Property and (2) any Service Contracts that are to be terminated in accordance with Section 13.(k);

(xi)
Any customary affidavit or indemnity, including, but not limited to a customary owner's affidavit (sufficient to insure over any standard mechanics' lien and/or parties in possession exceptions), customary non-imputation affidavit, and customary mechanics lien indemnity with respect to recent work at the Property performed by or on behalf of the Property Owner that may be reasonably required in the normal course by the Title Company issuing the Title Policy, in form and substance reasonably satisfactory to Seller, duly executed by Seller;

(xii)	A consent and estoppel in the form attached as Exhibit H, executed by Seller’s architect;

(xiii)	A consent and estoppel in the form attached as Exhibit I, executed by Alston Construction Company, Inc. (the "GC") under that certain general contractor construction contract entered into by Property Owner and Alston Construction Company, Inc. dated as of May 2, 2018 (the "GC Contract");

(xiv)	The Construction Escrow Agreement executed by Seller; and

(xv)	Such other documents as may be reasonably required to close the transactions contemplated by this Agreement with respect to the Closing, duly executed.

10.(e)	Purchaser's Deliveries. At the Closing, Purchaser shall execute, perform and deliver, or cause to be delivered (as applicable) the following:

(i)	The Closing Date Consideration (including the application of the Deposit) for the Closing plus an amount required to repay the Closing Date Indebtedness to the Title Company;

(ii)	The Common Shares Assignment executed by Purchaser (if applicable);

(iii)	The JV Assignment executed by Purchaser (if applicable);

(iv)
Evidence of Purchaser's capacity and authority for the closing of the transactions contemplated by this Agreement at the Closing (which shall be in the form of one or more resolutions of the managers or members (or the applicable owners thereof) of Purchaser, as may be required);

(v)	The Construction Escrow Agreement executed by Purchaser; and

(vi)	Such other documents as may be reasonably required to close the transaction contemplated by this Agreement, duly executed.

10.(f)
Title Policy. It shall be a condition to Purchaser's obligation to close that the Title Company agrees to deliver to Purchaser an owner's policy of title insurance for the Property on the Closing Date in the form of the Pro Forma Policy ("Title Policy"), as such form may be reasonably approved by Purchaser and conforming to Section 9.(a)(viii) above.

10.(g)	Close of Escrow. When Purchaser and Seller have delivered the documents required by Sections 10.(d) and 10.(e) with respect to the Closing, then the Title Company shall

(i)	Insert the Closing Date as the date of any document delivered to the Title Company undated and assemble counterparts into single instruments;

(ii)
Disburse the applicable amount of the Closing Date Consideration and the Deposit for the Closing to Seller in accordance with Section 3.(e)(i) by wire transfer of immediately available funds, in accordance with wiring instructions to be obtained by the Title Company from Seller;

(iii)	Deliver to Seller all documents deposited with the Title Company for delivery to Seller at the Closing; and

(iv)	Deliver to Purchaser: (1) all documents deposited with the Title Company for delivery to Purchaser at the Closing; and (2) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser at the Closing pursuant to this Agreement.

10.(h)
Settlement Statements. On or prior to the Closing Date, Seller and Purchaser shall review, approve (if accurate) and deposit with the Title Company, executed closing statements consistent with this Agreement for the Closing in the form reasonably required by the Title Company (as so approved and executed by the Title Company and Seller and the Title Company and Purchaser for the Closing, the "Settlement Statements") and Seller and Purchaser shall use commercially reasonable efforts to make available to the Title Company all information needed to prepare such Settlement Statements at least two (2) Business Days prior to Closing. The Closing Date Consideration and the other payments to be made by the parties at Closing in accordance with this Agreement, including pursuant to Section 3, shall be paid in cash in immediately available funds by wire transfer to the accounts set forth in the Settlement Statements.

10.(i)	Closing Costs.

(i)
With respect to the Closing, Seller shall pay: (1) all of the fees and expenses owed by the Target Companies or Seller to its investment bankers, attorneys, accountants, other professionals, or others incurred in connection with this Agreement or the consummation of the transactions contemplated hereby that remain unpaid as of the Closing Date; (2) 50% of any escrow fees; (3) except as otherwise provided in Section 10.(i)(ii)(5) below, the base premium for the Title Policy; (4) all city, county, or state transfer taxes relating to the sale of the Acquired Interests; (5) recording costs in connection with the Closing; (6) the costs and expenses for the Updated Survey and (7) all prepayment penalties and other expenses in connection with obtaining a release of the Encumbrances as provided in Section 3.(e)(ii) in connection with Purchaser's payoff of all of the Existing Debt (collectively, the "Seller Closing Costs").

(ii)
With respect to the Closing, Purchaser shall pay: (1) Purchaser's attorneys' fees; (2) one-half (1/2) of any escrow fees; (3) all costs of Purchaser's due diligence in connection with the transaction contemplated hereby; (4) any endorsements to the base Title Policy; and (5) the portion of the premium for the Title Policy attributable to Purchaser's election to obtain an ALTA extended coverage form of owner's title policy;

(iii)	All other costs of the Closing shall be borne by the party incurring such costs.

(iv)	The provisions of this Section 10.(i) shall survive the Closing.

10.(j)
Property Prorations. With respect to the Closing, the following adjustments, prorations, and apportionments shall be taken into account; provided, however, that Seller hereby acknowledges, represents, warrants and agrees that it has completed and shall remain solely liable for, and shall be the sole beneficiary of, all such adjustments, prorations and apportionments for calendar year 2017 and any amounts due or received, as applicable, with respect thereto.

(i)
Income and Expenses. All rents and other income from the Property, real estate and personal property ad valorem taxes, supplemental assessments and other operating expenses of the Property shall be prorated on the basis of actual days elapsed as of 11:59 p.m. Central Time on the day immediately preceding the Closing Date. Income and expenses for which actual bills are available at the Closing shall be prorated based on such actual bills. Notwithstanding the foregoing, if Tenant pursuant to the terms of the Tenant Lease is required to pay a portion of such ad valorem taxes directly to the taxing authority, such portion of the taxes will not be prorated, Seller will not be required to provide any credit to Purchaser at the Closing for any portion of the taxes, and Purchaser shall look to such tenant with regard to the payment of such portion of the taxes. Those items (other than ad valorem taxes and any supplemental assessments) for which actual bills are not available at the Closing shall be prorated based upon good faith estimates using bills from the previous month or year, as applicable or, in the case of ad valorem taxes, the most recent tax rate and assessed value. Subject to Section 10.(j)(ii), any post-closing adjustments shall be made within ninety (90) days after the Closing, except post-closing adjustments for real estate and personal property ad valorem taxes and special assessments, which shall be made within thirty (30) days after written demand therefor is made by any party hereto to the other parties with a copy of the actual tax bill(s) attached.

(ii)	Unallocated Rent and Other Sums.

(1)
Rent and other sums that are due and payable to the Property Owner by any tenant (e.g., common area maintenance charges) but are uncollected as of Closing shall not be prorated unless and to the extent payment therefor has been received by the Property Owner, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller Representative if, as and when collected in accordance with Section 10.(j)(ii)(3).

(2)
With respect to the Closing, Purchaser and Seller shall, within ninety (90) days after the end of the calendar year in which Closing occurs, prepare any reconciliation of common area charges, Taxes, insurance or other additional rental for such calendar year (the "Closing Year CAM Expenses"), in accordance with the terms of the Tenant Lease; provided that Purchaser's and Seller's reconciliation of Closing Year CAM Expenses shall only relate to the period prior to the Closing Date. Thereafter, Purchaser shall, in the ordinary course of Purchaser's business, prepare and deliver to the applicable tenants any reconciliation of Closing Year CAM Expenses for the year in which the Closing occurs (including the periods prior to and from and after the Closing Date) in accordance with the terms of the Tenant Lease and: (A) if the reconciliation for the period prior to the Closing Date shows an overpayment of Closing Year CAM Expenses by the tenants, Seller shall pay to Purchaser the amount of such overpayments for such period within thirty (30) days after Seller's receipt of the reconciliation; or (B) if the reconciliation for the period prior to the Closing Date shows an underpayment of Closing Year CAM Expenses by the tenants, then after Purchaser and the tenants complete their settlement of Closing Year CAM

Expenses (including Purchaser's collection of any applicable sums owed by the tenants in connection with such reconciliations), Purchaser shall promptly pay to Seller the amount of such underpayment to the extent collected from the tenants, adjusted as appropriate for any adjustment to Closing Year CAM Expenses for the period prior to the Closing Date that occurs in reconciliation discussions between Purchaser and the applicable tenants (with Purchaser having an obligation to complete such reconciliation with the tenants in good faith).

(3)
With respect to the Closing, delinquent rents if collected (net of third-party costs of collection) shall be applied as follows: (A) first, to current rent; then (B) to delinquent rent due for the month of Closing; then (C) to delinquent rent due for periods after the Closing; and (D) then, to delinquent rent due for periods prior to the Closing. Purchaser shall promptly remit to Seller (through a payment to the Seller Representative) of the portion of the rent or other sums paid by tenants and applicable to periods before the Closing Date in accordance with this Section 10.(j)(ii)(3). Purchaser shall bill tenants who owe rent and other sums for periods prior to the Closing on a monthly basis for eight (8) consecutive months following the Closing and shall use good faith efforts to collect any such past due or delinquent rents from or against any tenant; provided that Purchaser shall have no obligation to sue, evict, or bring any legal action against any tenant or threaten the same; and provided further that, subject to Section 18.(b), Seller shall have no right to sue, terminate the Tenant Lease or evict the Tenant under the Tenant Lease or otherwise attempt to collect any such past due or delinquent rents after the Closing.

(4)
The rights and obligations of Purchaser and Seller under this Section 10.(j)(ii) shall survive the Closing until the last day of the twelfth full calendar month after the Closing, and thereafter shall terminate and be of no further effect.

(iii)	Rent Paid in Advance. Purchaser shall receive a credit at the Closing for the amount of all rent paid in advance to the Property Owner (to the extent such amount was not prorated as set forth above).

(iv)
Unpaid Commissions, Referral Fees, and Locator Fees. Purchaser shall receive a credit at the Closing for all leasing commissions, abated rent, tenant allowances, other commissions, referral fees, locator fees and other similar costs applicable to the Tenant Lease, including any new leases or extensions of existing leases entered into prior to the Closing Date, and payable by any of the Target Companies that are unpaid as of the Closing Date (as such fees are described on Schedule 10.(j)(iv)).

(v)
Amounts Related to Preferred Shares. Purchaser shall receive a credit at the Closing equal to the ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) per share redemption price as of the Closing Date for each issued and outstanding preferred share of limited liability company interests of the Target REIT (the "Preferred Shares"), plus an additional amount equal to any dividends accrued on the Preferred Shares as of the Closing Date.

(vi)
New Tenant Lease. If the Property Owner enters into any new tenant lease (including any modification or amendment to the Tenant Lease) after the Effective Date and prior to the Closing that have been approved by Purchaser, then Seller shall receive a credit at the Closing for the amount of any leasing commissions, locator fees, professional fees, and similar costs and expenses associated with any such new tenant lease that have been paid by the Property Owner prior to Closing.

(vii)
Survival. The provisions of this Section 10.(j) shall survive the Closing. Seller and Purchaser acknowledge and agree that they intend to effectuate the prorations under this Section 10.(j) with respect to the Property and the Target Companies. The parties shall act in good faith in making the prorations under this Section 10.(j).

10.(k)	Keys, Records, and Other Materials.

(i)
Upon Closing, Seller shall deliver to Purchaser or its designated representative: (A) all keys to the Improvements; (B) originals (or copies if Seller does not have originals) of the Tenant Lease and other Tenant records such as applications, credit reports and correspondence; (C) if and to the extent in Seller's possession or control, any plans, surveys, engineering reports, environmental inspection/testing reports, soils testing reports, foundation reports, termite reports and other property (real, personal or mixed) relating to the design, construction, ownership, use, leasing, maintenance, service or operation of the Property; (D) if and to the extent in Seller's possession or control, any warranties, permits or governmental certificates relating to the Property, except as otherwise provided herein; and (E) if and to the extent in Seller's possession or control, originals (or copies if Seller does not have originals) of any other applicable documents which are assigned to Purchaser pursuant to this Agreement.

(ii)
On or prior to the Closing Date, Seller and Purchaser shall each deliver to the other outside of escrow such additional items as are reasonably necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the delivery by Seller to Purchaser of the following to the extent any of the following are in Seller's possession and have not been previously delivered to Purchaser:

(A)
Permits and all warranties and other printed materials provided to Seller by the GC or by manufacturers or installers of any element or system in the Improvements including, to the extent included in the plans, doors, heating, ventilation and air conditioning systems, lighting systems, and electrical systems; and

(B)	The plans (or copies of the plans if the original plans are not available) together with the final "as built" plans and specifications for all Improvements.

(iii)
Within sixty (60) days following Closing, Seller shall deliver to Purchaser construction drawings that are marked to show changes to the plans together with a complete "closeout" package for the Improvements, including the list of subcontractors, operating manuals, equipment instructions and all other similar items to the extent any of the foregoing are in Seller’s possession and have not been previously delivered to Purchaser.

10.(l)
Construction Escrow Agreement. At Closing, Seller, Purchaser and the Title Company shall enter into an escrow agreement in the form of Exhibit J whereby Seller shall deposit into an escrow account held by the Title Company 125% of the amount by which the Unpaid TI Amount plus the cost of the Punch List Items (as defined in Exhibit B to the Tenant Lease) exceeds the amount retained as Escrow Funds (as defined in the Disbursement Agreement) under the Disbursement Agreement as of the date that is three (3) Business Days prior to the Closing Date (the "Construction Escrow Agreement").

11.
BROKERAGE COMMISSIONS. Purchaser and Seller represent and warrant to each that other than Jones Lang LaSalle, to which Seller shall pay all applicable broker's fees pursuant to a separate agreement, no real estate commissions, finders' fees or brokers' fees have been or will be incurred in connection with the sale of the Acquired Interests by Seller to Purchaser at the Closing. Each of Purchaser and the respective Seller entities will indemnify, defend and hold the other parties harmless from any claim, liability, obligation, cost or expense (including attorneys' fees and expenses) for fees or commissions relating to Purchaser's purchase or Seller's sale of the Acquired Interests asserted against any other party by any broker or other person claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party's acts. The terms of this Section 11 shall survive the Closing or any termination of this Agreement.

12.	DEFAULT AND REMEDIES.

12.(a)
Default by Purchaser. If Purchaser is obligated to and fails to consummate the transactions contemplated herein at the Closing for any reason except Seller's default hereunder, then Seller may, as its sole and exclusive remedy for Purchaser's failure to Close, terminate this Agreement, in which event the Title Company shall disburse the entire Deposit to Seller, and neither party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to the rights and obligations that survive the termination of this Agreement. In the event of any default by Purchaser under this Agreement other than a default in its obligation to Close, Seller shall be entitled to actual damages. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER IN ITS OBLIGATION TO CLOSE UNDER THIS SECTION 12.(a) WOULD BE DIFFICULT TO ASCERTAIN, AND THAT THE DEPOSIT, AS LIQUIDATED DAMAGES, REPRESENTS EACH PARTY'S BEST ESTIMATE OF SUCH DAMAGES.

12.(b)	Default by Seller.

(i)
If Seller is obligated to and fails to consummate the transactions contemplated herein at the Closing for any reason except Purchaser's default hereunder, then Purchaser may, as its sole and exclusive remedy for Seller's failure to close, either:

(1)
Terminate this Agreement, in which case: (A) the Title Company shall disburse the Deposit to Purchaser; and (B) Seller will reimburse Purchaser for its reasonable third party, out-of-pocket costs and expenses actually incurred by Purchaser in connection with this Agreement (so long as Purchaser provides reasonably detailed evidence of such costs to Seller), including attorneys' fees, engineering fees, accountants' fees, consultants' fees, environmental consulting fees, and other costs incurred in connection with the potential acquisition of the Acquired Interests, the inspection and review of the Property and the negotiation of this Agreement (the "Pursuit Costs"), up to a maximum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), and no party shall have any further rights or obligations pursuant to this Agreement, other than Seller's obligations with respect to the Pursuit Costs and as otherwise set forth herein with respect to the rights or obligations that survive the termination of this Agreement; or

(2)	Enforce specific performance of Seller's obligations hereunder with respect to the Closing, subject to the provisions of this Agreement.

(ii)
Election with Respect to Specific Performance. As a condition to Purchaser being entitled to pursue the remedy of specific performance pursuant to this Section 12.(b), Purchaser must make its election of remedies under Section 12.(b)(i)(1) or Section 12.(b)(i)(2) with respect to the Closing within thirty (30) days following the Closing Date ("Remedy Period"). If Purchaser elects to enforce specific performance with respect to the Closing, then Purchaser must both give written notice of such election ("Remedy Notice") to the Seller Representative during the Remedy Period and file a lawsuit for specific performance within fifteen (15) days after the Remedy Period. Unless and until Purchaser files an action for specific performance, Purchaser shall not have the right or authority to place a lis pendens against all or any portion of the Property, and Purchaser hereby waives and releases any right it may have under applicable law to file any lis pendens other than in connection with an action for specific performance.

(iii)
Failure to Give Remedy Notice. Purchaser's failure to give the Remedy Notice with respect to the Closing and to file a lawsuit for specific performance within the applicable time periods set forth above shall constitute an irrevocable election by Purchaser not to pursue its remedy of specific performance, in which event this Agreement shall terminate, as contemplated in Section 12.(b)(i)(1).

12.(c)	Cure Period and Remedies for Other Defaults Prior to Closing.

(i)
Subject to Section 12.(a) and 12.(b) above and Section 12.(c)(iii) below, if either Seller or Purchaser is in default under this Agreement prior to the Closing, then the non-defaulting party may not take any remedy expressly granted to it under this Agreement unless and until: (1) such non-defaulting party delivers notice of the alleged default, in reasonable detail, to the defaulting party; and (2) the alleged default remains uncured at 5:00 p.m. Central Time, on the fifth (5th) Business Day following delivery of said default notice.

(ii)
If this Agreement does not expressly provide for a remedy with respect to a particular default under this Agreement prior to the Closing, then the non-defaulting party's sole and exclusive remedy upon the expiration of such notice and cure period shall be as follows: (1) in the case of a default by Purchaser as provided in Section 12.(a), Seller may terminate this Agreement in which event the Title Company shall disburse the Deposit to Seller as liquidated damages and (2) in the case of a default by Seller other than as provided in Section 12.(b), Purchaser may terminate this Agreement, in which event the Title Company shall disburse the Deposit to Purchaser and, if such default by Seller has a material adverse effect on the Acquired Interests, the Target Companies or the Property, or if such default is a material default that reasonably prevented Purchaser from proceeding with the Closing, Seller shall reimburse Purchaser for the Pursuit Costs (so long as Purchaser provides reasonably detailed evidence of such costs to Seller), up to a maximum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), whereupon, in either such case, no party shall have any further rights or obligations pursuant to this Agreement, other than Seller's obligations with respect to the Pursuit Costs and as otherwise set forth herein with respect to those rights and obligations that survive termination of this Agreement and/or the Closing.

(iii)
The notice and cure provisions of this Section 12.(c) do not apply to: (1) a failure by: (A) Purchaser to deliver: (I) the Deposit; (II) the Purchase Price and/or Closing Date Consideration required to be delivered with respect to the Closing; or (III) the Remedy Notice for the Closing, within the times required by this Agreement; or (B) any party to exercise any termination right or provide any other timely notice within the times required by this Agreement; or (2) a failure by any party to proceed with the Closing as required by this Agreement.

12.(d)
Post-Closing Default and Remedies. After the Closing Date, each party's sole and exclusive remedy for any default by the other party with respect to the transactions that were consummated on the Closing Date shall be limited to the terms and conditions specifically delineated and set forth herein and neither party will have any further rights or obligations under this Agreement, at law, or in equity. For the avoidance of doubt, Seller shall not be liable to Purchaser for any monetary or other damages with respect to the transactions that were consummated on the Closing Date, except as specifically delineated herein.

12.(e)
No Consequential, Exemplary, or Punitive Damages. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT: (i) EACH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO PURSUE CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES AGAINST ANY OTHER PARTY TO THIS AGREEMENT, AND AGAINST SUCH PARTY'S SUCCESSORS AND ASSIGNS, OR ANY OF THEM; AND (ii) IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT, OR ANY SUCH PARTY'S SUCCESSORS OR ASSIGNS, BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY BE LIABLE TO AN INDEMNIFIED PARTY FOR CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY SUCH INDEMNIFIED PARTY TO A THIRD PARTY WHICH ARE PART OF A LOSS WITH RESPECT TO WHICH INDEMNIFICATION IS PROVIDED UNDER SECTION 17.(D).

12.(f)	Survival. The terms of this Section 12 shall survive the Closing.

13.	REPRESENTATIONS AND WARRANTIES CONCERNING SELLER, THE TARGET REIT AND PROPERTY OWNER. Subject to Section 17.(b), USIF II Seller and JV Seller hereby jointly and severally represent and warrant that the statements set forth in this Section 13 are true, correct and complete both as of the Effective Date and as of the Closing Date. For purposes of this Section 13, representations and warranties given with respect to a Seller also shall be deemed given with respect to each of USIF II Seller and JV Seller.

13.(a)	Authority, Enforceability and Consents.

(i)
Seller Authority. Seller has the organizational power and authority to execute and deliver this Agreement and any applicable agreement, instrument or other document contemplated hereby to which Seller is a party. All requisite action necessary to authorize Seller to enter into this Agreement and to carry out their obligations hereunder has been, or on the Closing Date will have been, taken.

(ii)
Enforceability. This Agreement has been duly executed and delivered by Seller and is valid and legally binding upon Seller, enforceable against Seller in accordance with its terms, except as limited by: (1) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time-to-time in effect; and (2) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (including clauses (1) and (2), "General Enforceability Exceptions").

(iii)
Consents. Except as set forth on Schedule 13.(a)(iii), no consent, waiver, approval or authorization is required from any person (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

13.(b)
Violations of Laws. Except as set forth on Schedule 13.(b), neither Seller nor any Target Company has received any written notice either: (i) claiming violation of any federal, state, county or municipal law ordinance, order, regulation or requirement affecting any Target Company, the Property, or any portion of the Property; or (ii) requiring or calling attention to the need for any work, repairs, construction, alterations or installation in connection with the Property, or any portion of the Property that is required in order to comply with any law, ordinance, order, regulation or restrictive covenant that has been issued by any governmental authority.

13.(c)
Actions. Except as set forth on Schedule 13.(c), neither Seller nor any Target Company has received written notice of any action, suit, proceeding or claim affecting (i) any Target Company; (ii) the Property or any portion of the Property; or (iii) relating to or arising out of the ownership, operation, use or occupancy of the Property.

13.(d)
No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller or the Target Companies or any document, instrument or agreement by which Seller, the Target REIT, the Property Owner, or the Property is bound; or (ii) to Seller's Knowledge, conflict with or result in a violation or breach of any provision of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority applicable to Seller or the Target Companies.

13.(e)
Condemnation. Neither Seller nor any Target Company has received any written notice of any pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof and to Seller's Knowledge no such proceedings are contemplated.

13.(f)
Commission Agreements. Except as provided on Schedule 13.(g): (i) there are no Commission Agreements entered into or assumed by the Target REIT; and (ii) there are no Commission Agreements entered into or assumed by the Property Owner or that will be binding upon Purchaser after a closing. True, correct, and complete copies of the Commission Agreements described on Schedule 2.(b)(iii) have been provided to Purchaser as part of the Due Diligence Materials. No Target Company has given or received any written notice of default under any of the Commission Agreements, and to Seller's Knowledge, no default exists under any of the Commission Agreements.

13.(g)	Employees. The Target REIT and the Property Owner do not currently have (and never had) any employees.

13.(h)	Anti-Terrorism Matters.

(i)
Neither Seller nor any person in control of Seller (with ownership of 20% or more of outstanding voting securities being presumptively a control position for purposes of this Section 13.(h)) (collectively, the "Seller Related Parties") has engaged in any dealings or transactions, directly or indirectly, in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1, et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)
Seller represents and warrants to, and covenants with Purchaser: (1) that the Seller Related Parties currently are not, and shall not at any time during the term hereof be, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") related to Specially Designated Nationals and Blocked Persons ("SDNs"), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act"); (2) the Seller Related Parties are not and shall not be during the term hereof a "Prohibited Person" which is defined as follows: (A) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, https://www.treasury.gov/ofac/downloads/sdnlist.pdf or at any replacement website or other replacement official publication of such list; (B) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (C) any other person with whom a transaction is prohibited by applicable provisions of Executive

Order 13224, the USA Patriot Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; and (3) Seller has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws.

13.(i)	Hazardous Substances.

(i)
Except as set forth in the environmental reports listed on Schedule 13.(i)(i)(1) ("Environmental Reports"), and except as set forth on Schedule 13.(i)(i)(2): (1) Seller has not received any written notice, citation, summons, directive, order or other communication from, and to Seller's Knowledge, there has been no filing or giving of any such notice, citation, summons, directive, order, or other communication by, any governmental or quasi-governmental authority or agency, of any violation or alleged violation of, or liability under, any Environmental Laws; and (2) to Seller's Knowledge, there has been no spill, leak, emission, discharge, migration, disposal or release of Hazardous Substances located on, under or from the Property during the time the Property Owner has owned the Property. The term "Environmental Laws" means the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Effective Date, together with their implementing regulations and guidelines as of the Effective Date, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Substances in effect as of the date of this Agreement, and the common law.

(ii)
The term "Hazardous Substances" means any substance that is: (1) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the Effective Date; (2) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products; (3) PCBs; (4) lead; (5) asbestos; (6) flammable explosives; (7) infectious materials; or (8) radioactive materials. Purchaser acknowledges that the Environmental Reports shall be delivered without any representation or warranty, shall be for informational purposes only and shall not give Purchaser any cause of action against the person preparing any such Environmental Reports, absent an agreement from such person that Purchaser is entitled to rely on any such Environmental Reports. Seller represents that it has provided Purchaser copies of all documents in Seller's possession related to the environmental condition of the Property, the Property's compliance with Environmental Laws, and the presence or release of Hazardous Substances on, under or from the Property.

13.(j)	Tenant Leases, Tenants and Tenant Improvements.

(i)	Attached hereto as Schedule 13.(j)(i) is a true, correct, and complete list of all tenants and all Tenant Leases (including all amendments thereto) affecting the Property. To

Seller's Knowledge, there are no written or oral leases, licenses or occupancy agreements affecting the Property other than the Tenant Lease A true, correct, and complete copy of the Tenant Lease has been provided or made available to Purchaser. Except as set forth on Schedule 13.(j)(i), the Property Owner has neither given nor received any written notice of default under the Tenant Lease, and to Seller's Knowledge, no default exists under the Tenant Lease.

(ii)
Except as set forth on Schedule 13.(j)(ii): (1) there is no ongoing tenant improvement work or any other ongoing work or construction at the Property; (2) all tenant improvement work or other work previously completed in connection the Property has been fully paid for and there are no other activities ongoing at the Property that could result in any mechanics liens against the Property; (3) there are no unpaid tenant improvement allowances, moving allowances, tenant inducements, or any other similar amounts due and payable to any Tenant in connection with the Property; and (4) there are no obligations on the part of the landlord under the Tenant Lease to complete any work with respect to any tenant improvements or other work with respect to the Property.

(iii)	Except as provided on Schedule 13.(j)(iii), there are no rights of first refusal, rights of first offer or any other similar rights to purchase all or a portion of the Property.

13.(k)	Service Contracts.

(i)
Schedule 13.(k)(i) is a true and correct list of the Service Contracts in effect as of the Effective Date. True, correct, and complete copies of the Service Contracts identified on Schedule 13.(k)(i) have been provided or made available to Purchaser as part of the Due Diligence Materials. No Target Company has given or received any written notice of default under the Service Contracts. Except as provided on Schedule 13.(k)(i), no Target Company, and to Seller's Knowledge no other party, is in material default under any of the Service Contracts.

(ii)
Schedule 13.(k)(ii) lists the Service Contracts that Purchaser does not wish to continue after the Closing (the "Terminated Contracts"). Seller, at its own expense, shall cause such Terminated Contracts to be terminated prior to Closing.

13.(l)
Continuing Tax Contests. Except as set forth on Schedule 13.(l), there is no ongoing appeal with respect to real property taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

13.(m)	Representations and Warranties with Respect to the Target REIT and Property Owner.

(i)
Organization and Standing. The Target REIT is a limited liability company and is duly organized and validly existing under the laws of Delaware. The Property Owner is a limited liability company and is duly organized and validly existing under the laws of Delaware. The Property Owner is duly qualified to do business in the State of Nevada.

(ii)	Organizational Documents.

(1)
Schedule 13.(m)(ii)(1) identifies each document pursuant to which the Target REIT is organized and governed (collectively, the "Target REIT Organizational Documents"). The Target REIT Organizational Documents are in full force and effect, and true, correct and complete copies of all of the Target REIT Organizational Documents have been furnished or made available to Purchaser as part of the Due Diligence Materials. The Target REIT Organizational Documents are the only agreements and/or instruments governing the formation, ownership, and existence of the Target REIT. Neither Seller nor, to Seller's Knowledge, any holder of record of Preferred Shares of the Target REIT is in violation of any of the Target REIT Organizational Documents.

(2)
Schedule 13.(m)(ii)(2) identifies each document pursuant to which Property Owner is formed and governed (collectively, the "Property Owner Organizational Documents"). The Property Owner Organizational Documents are in full force and effect; true, correct, and complete copies of all of the Property Owner Organizational Documents have been furnished or made available to Purchaser as part of the Due Diligence Materials; and the Property Owner Organizational Documents are the only agreements or instruments governing the formation, ownership, and existence of the Property Owner. Neither the Target REIT, JV Seller, nor any other holder of record of membership interests in the Property Owner is in violation of any of the Property Owner Organizational Documents.

(iii)	Shares and Membership Interests.

(1)
The Common Shares are the only issued and outstanding common shares of limited liability company interests of the Target REIT and comprise 100 Common Shares of the Target REIT. USIF II Seller is the only owner of Common Shares of the Target REIT (which is also reflected in the official records of the Target REIT).

(2)
The Preferred Shares are the only issued and outstanding preferred shares of limited liability company interests of the Target REIT. There are 125 outstanding Preferred Shares as of the Effective Date (which is also reflected in the official records of the Target REIT).

(3)
Other than the Common Shares and the Preferred Shares, there are no outstanding equity interests of or in the Target REIT. Except as provided on Schedule 13.(m)(iii)(3), there are no: (A) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or agreements that obligate the Target REIT to issue, sell, or otherwise cause to become outstanding any equity interests of or in the Target REIT; or (B) outstanding or authorized equity appreciation, phantom shares, profits interests, or other equity participation or similar rights or other contracts relating to the capital and equity interests of the Target REIT.

(4)	Except as provided on Schedule 13.(m)(iii)(4), all of the Common Shares and Preferred Shares have been duly authorized and are validly issued,

fully-paid, non-assessable, and free of any pre-emptive rights and were not issued in violation of the Target REIT Organizational Documents, applicable laws or any preemptive or other, similar rights. All of the membership interests in the Property Owner have been duly authorized and are validly issued, fully-paid, non-assessable, and free of any pre-emptive rights and were not issued in violation of the Property Owner Organizational Documents, applicable laws or any preemptive or other, similar rights.

(5)
USIF II Seller is the record and beneficial owner of the Common Shares. Upon: (A) delivery to Purchaser of the Common Shares Assignment signed by USIF II Seller at the Closing (which is on the reverse side of the original share certificate for the Common Shares); (B) Purchaser's payment of the portion of the Purchase Price relating to the Common Shares; and (C) the cancellation of the original share certificate and execution and delivery of a new share certificate in the name of Purchaser reflecting the sale and transfer of the Common Shares to Purchaser, then Purchaser shall acquire the Common Shares free and clear of any Encumbrances, other than those matters set forth on Schedule 13.(m)(iii)(5).

(6)
There are no outstanding equity interests of or in the Property Owner, except as expressly identified in the Property Owner Organizational Documents and as described in the Recitals hereto. Except as provided on Schedule 13.(m)(iii)(6), there are no: (A) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or agreements that obligate the Property Owner to issue, sell, or otherwise cause to become outstanding any equity interests of or in the Property Owner, other than those options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or agreements expressly identified in the Property Owner Organizational Documents; or (B) outstanding or authorized equity appreciation, phantom shares, profits interests, or other equity participation or similar rights or other contracts relating to the capital and equity interests of the Property Owner other than any such rights or interests expressly identified in the Property Owner Organizational Documents.

(7)
The Target REIT and JV Seller are the record and beneficial owner of the interests in the Property Owner identified as being owned by such parties in the Property Owner Organizational Documents, and except for those matters set forth on Schedule 13.(m)(iii)(7), such parties own such interests free and clear of any Encumbrance.

(iv)
Subsidiaries; Assets; Activities. Except as set forth on Schedule 13.(m)(iv), the Target REIT has no directly-owned subsidiary entities other than the Property Owner and does not own and has not in the past owned, directly or indirectly, any capital stock or other equity ownership, proprietary or voting interest in any other person or entity other than the Property Owner. Except as provided on Schedule 13.(m)(iv), the Target REIT's sole assets are cash deposits and the membership interests in the Property Owner. Except as provided on Schedule 13.(m)(iv), the Target REIT does not and has never engaged in any activity or business other than the acquisition and ownership of the membership interests in the Property Owner and activities directly related thereto. Property Owner has no subsidiary entities and does not own and has not in the past owned, directly or indirectly, any capital stock or other equity ownership, proprietary or voting interest in any other person or entity.

(v)
Material Contracts. Set forth on Schedule 13.(m)(v) is a true, correct and complete list of all contracts and agreements, including written descriptions of oral agreements (other than the Target REIT Organizational Documents, the Property Owner Organizational Documents, the Service Contracts, the Tenant Lease, the Existing Debt Documents, the Commission Agreements, and/or the documents or agreements constituting Permitted Exceptions) to which a Target Company is a party or otherwise bound (the "Material Contracts"). True, correct and complete copies of all Material Contracts have been furnished or made available to Purchaser or its representatives. Except as listed on Schedule 13.(m)(v), neither Seller nor any Target Company is in default in any material respect under any of the Material Contracts, and to Seller's Knowledge, no other party thereto is in default in any material respect under any of the Material Contracts.

(vi)
No Undisclosed Liabilities. The Target Companies have no liabilities, obligations, or commitments that would be required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP ("Liabilities"), except: (1) Liabilities that are disclosed on Schedule 13.(m)(vi); (2) Liabilities that are adequately reflected or reserved against on the face (rather than in any notes thereto) of the Latest Balance Sheet; (3) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business; and (4) Liabilities incurred after the Effective Date in accordance with the terms of this Agreement.

(vii)
No Bankruptcy. No bankruptcy, insolvency, rearrangement or similar action involving any Target Company, whether voluntary or involuntary, is pending or threatened, and no Target Company has ever: (1) filed a voluntary petition in bankruptcy; (2) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or any other laws; (3) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties or any portion thereof; or (4) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

(viii)	Bank Accounts. Except as provided on Schedule 13.(m)(viii), the Target REIT and the Property Owner, do not have any account or safe deposit box at any bank or financial institution.

(ix)
Litigation and Claims. The Target REIT and the Property Owner are not subject to any litigation, claims, suits, actions, proceedings, judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure), whether existing, pending, or, to Seller's Knowledge, threatened (including grand jury investigations, actions or proceedings and product liability and workers' compensation suits, actions or proceedings).

(x)	Taxes.

(1)
Except as set forth in Schedule 13.(m)(x)(1): (A) the Target REIT has timely filed all required Tax Returns (as hereinafter defined); (B) each such Tax Return is true, correct and complete in all material respects; (C) all Taxes (as hereinafter defined) of the Target REIT which are: (I) shown as due on such Tax Returns; (II) otherwise due and payable; or (III) claimed or asserted in writing or, to the Seller's Knowledge, orally by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith which are specified on Schedule 13.(m)(x)(1); (D) neither Seller nor the Target REIT has ever received written notice from an authority in a jurisdiction where the Target REIT does not file Tax Returns that the Target REIT is or may be subject to taxation by that jurisdiction; (E) no Tax Returns of the Target REIT are under any audit or examination by any taxing authority; (F) neither Seller nor the Target REIT has received written notice of any claims or deficiencies for Taxes that may have been asserted or assessed against the Target REIT; and (G) there is no written proposed or threatened Tax claim, audit or assessment against the Target REIT.

(2)
Except as set forth on Schedule 13.(m)(x)(2): (A) Property Owner has timely filed all Tax Returns required to be filed by Property Owner; (B) each such Tax Return is true, correct, and complete in all material respects; (C) all Taxes of Property Owner which are: (I) shown as due on such Tax Return; (II) otherwise due and payable; or (III) claimed or asserted in writing or orally by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith which are specified on Schedule 13.(m)(x)(2); (D) neither Seller, the Target REIT, nor Property Owner has ever received written notice from an authority in a jurisdiction where Property Owner does not file Tax Returns that Property Owner is or may be subject to taxation by that jurisdiction; (E) no Tax Returns of Property Owner are under any audit or examination by any taxing authority; (F) neither Seller, the Target REIT, nor Property Owner, has received written notice of any claims or deficiencies for Taxes that may have been asserted or assessed against Property Owner; and (G) there is no written proposed or threatened Tax claim, audit, or assessment against Property Owner.

(3)	There are no liens for any Taxes upon any of the assets of the Target REIT and the Property Owner, other than statutory liens for Taxes not yet due and payable.

(4)
The Target REIT and the Property Owner have never executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Target REIT and Property Owner.

(5)
During the period beginning on October 1, 2015, and ending at the moment in time immediately preceding Closing (assuming Purchaser complies with its covenants contained in Section 19), the Target REIT has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code ("Real Estate Investment Trust" or "REIT") and has been organized and operated in a manner to satisfy all requirements to qualify as a Real Estate Investment Trust. The Target REIT will continue to be organized and operated through the Closing in a manner that will permit it to continue to qualify as a Real Estate Investment Trust. No challenge to the Target REIT's status as a Real Estate Investment Trust is pending or has been threatened in a writing received by Seller or the Target REIT from any taxing authority. Except as set forth on Schedule 13.(m)(x)(5), the Target REIT has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other governmental authority to the Target REIT's status as a Real Estate Investment Trust under the Code or under similar provisions of applicable state or local income tax laws, and no such challenge is pending or threatened in writing.

(6)
The Target REIT does not hold any asset directly or through Property Owner, the disposition of which would be subject to rules similar to Section 1374 of the Code by reason of Treasury Regulation Section 1.337(d)-7. The Target REIT has no earnings and profits attributable to it for any "non-REIT year" within the meaning of Section 857 of the Code.

(7)
The Target REIT has never incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7. The Target REIT has never engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents," "redetermined deductions" or "excess interest" described in Section 857(b)(7) of the Code. No event has occurred, and no conditions or circumstances exist, which present a material risk that any Tax described in the preceding sentences will be imposed on the Target REIT.

(8)
Except as set forth on Schedule 13.(m)(x)(8): (A) the rental income received or accrued with respect to each lease or rental agreement pursuant to which the Target REIT or Property Owner is the lessor constitutes "rents from real property" as that term is defined in Section 856(d) of the Code; (B) none of the charges under any such lease or rental agreement (whether separately stated or not) is for services other than: (I) services customarily furnished or rendered in connection with the rental of real property; (II) services that are de minimis within the meaning of Section 856(d)(7)(B) of the Code; or (III) services that are of a type meeting an exception set forth in Section 856(d)(7)(C) of the Code; (C) none of the rents received or accrued from any such lease or rental agreement are contingent on the income or profits of any person within the meaning of Section 856(d)(2)(A) of the Code; (D) none of the rents received or accrued from any such lease or rental agreement are from a person related to the Target REIT within the meaning of Section 856(d)(2)(B) of the Code; and (E) no such lease or rental agreement is or may be classified as a "467 rental agreement" as that term is defined in Section 467(d) of the Code.

(9)	None of the distributions made by the Target REIT are "preferential dividends" within the meaning of Section 562(c) of the Code.

(10)	No Target Company has ever disposed of any property that was reported as a "like kind exchange" under Section 1031 of the Code or an involuntary conversion under Section 1033 of the Code.

(11)
Each of the Target REIT and the Property Owner has complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any state, local or foreign laws) and has duly and timely withheld and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over on or prior to the delinquency date thereof under all applicable laws.

(12)
Except as set forth in Schedule 13.(m)(x)(12): (A) neither the Target REIT nor any other person authorized by the Target REIT to act on its behalf has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed; and (B) neither Property Owner nor any other Person authorized by Property Owner to act on its behalf has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(13)
Neither the Target REIT nor the Property Owner is a party to any unexpired Tax sharing or similar agreement or arrangement pursuant to which it will have an obligation to make any payments after the Closing, other than any such agreement or arrangement solely between the Target Companies.

(14)
Neither the Target REIT nor the Property Owner, has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities, and there are no closing or other agreements entered into between a Target Company and the IRS or any state taxing authority.

(15)
Neither Target Company has any liability for the Taxes of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law, including, for the avoidance of doubt, as a member of a combined Texas franchise Tax report), or as a transferee or successor or by contract.

(16)
The Property Owner is, and at all times has been, properly classified as a limited liability company, and never as a corporation, for federal, state, and local income tax purposes and has never been a publicly traded partnership under Section 7704 of the Code.

(17)
Neither Target Company: (A) is bound by, has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any governmental authority requesting permission for any changes in accounting methods that relate to such Target Company, as applicable; (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable law; (C) has ever been a member of an "affiliated group" within the meaning of Section 1504(a) of the Code or similar provision of state law filing a consolidated federal or state income Tax Return; (D) has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax law; (E) has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b); or (F) has granted any person any power of attorney that is currently in force with respect to any material Tax matter.

(18)
For purposes of this Agreement: (A) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, occupancy, license, excise, franchise, employment, payroll, estimated, unemployment, escheat and unclaimed property obligations, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any governmental authority; and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return or claim for refund.

(xi)
Financial Statements. Seller has made available copies of (A) the unaudited balance sheet of each Target Company as of June 30, 2018 (the "Latest Balance Sheet") and the related statement of income for the six (6) month period then ended, and (B) the unaudited balance sheet as of December 31, 2017 and the statement of operations and equity of each Target Company for the fiscal year ended December 31, 2017, copies of which are attached hereto as Schedule 13.(m)(xi) ((A) and (B) collectively referred to herein as the "Financial Statements"). The Financial Statements have been prepared from, and in accordance with, the books and records of each Target Company maintained by one or more Sellers. Except as set forth on Schedule 13.(m)(xi), the Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP"), and present fairly in all material respects the financial condition and results of operations of each Target Company as of the dates and for the periods referred to therein, subject to: (1) the absence of footnote disclosures and other presentation items; (2) changes resulting from normal year-end adjustments; and (3) the fact that purchase accounting is not being followed, including the absence of any above or below market leases or other intangibles at the time of an acquisition of the Property. Since

December 31, 2017, there have been no changes in any of the accounting (and tax accounting) policies, practices or procedures of either Target Company.

(xii)
Personal Property. Except as set forth in Schedule 13.(m)(xii), each Target Company has good and valid title to all material items of tangible personal property owned by them, and a valid and enforceable right to use all tangible items of personal property leased by or licensed to them (collectively, the "Personal Property"). Except as set forth in Schedule 13.(m)(xii), at the Closing, each Target Company will own or have the right to use all of the assets, rights and properties necessary to conduct in all material respects its business of owning, managing, and operating the Property as of the Closing in the same manner as such business was conducted prior to the Closing.

(xiii)
Insurance. Schedule 13.(m)(xiii) lists the material property/casualty insurance policies maintained by each Target Company. All such insurance policies are in full force and effect and each Target Company is in material compliance with the conditions and warranties of such insurance policies. Except as disclosed on Schedule 13.(m)(xiii), as of the date hereof, there are no pending claims under any such insurance policy. All premiums due to date under such policies have been paid.

(xiv)
Debt. The Existing Debt constitutes the aggregate amount of all principal, accrued interest and any other amounts due and owing in respect of indebtedness of the Target Companies, including pre-payment premiums if any, as of the Closing Date. Seller has provided true, correct, and complete copies of the Existing Debt Documents to Purchaser in the Due Diligence Materials.

13.(n)
Off-Site and Similar Obligations. Except as set forth on Schedule 13.(n), no Target Company has any obligations under a written agreement in effect prior to Closing that would be binding on Purchaser after Closing with respect to the: (i) construction of any off-site improvements; or (ii) the payment of any monies for the performance of any obligations related to or arising out of the development of the Property. To Seller's Knowledge, unless otherwise set forth on Schedule 13.(n), no Target Company has any of the obligations described in Section 13.(n)(i) or (ii) at the time of Closing, whether or not such obligations are in a written agreement.

14.	DISCLAIMERS; AS IS.

14.(a)
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 13 OR ANY DOCUMENTS TO BE DELIVERED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THE CLOSING ("CLOSING DOCUMENTS"), PURCHASER AGREES THAT SELLER IS NOT MAKING, AND HAS NOT AT ANY TIME MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, THE ACQUIRED INTERESTS OR THE TARGET COMPANIES, INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER

INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY, THE ACQUIRED INTERESTS OR THE TARGET COMPANIES.

14.(b)
PURCHASER AGREES THAT UPON THE CLOSING SELLER SHALL TRANSFER THE ACQUIRED INTERESTS AND AN INDIRECT INTEREST IN THE PROPERTY TO PURCHASER AND PURCHASER SHALL ACQUIRE THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS," EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 13 OR IN THE CLOSING DOCUMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED HEREIN OR IN THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER WILL NOT BE LIABLE FOR OR BOUND BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE TARGET COMPANIES, OR THE ACQUIRED INTERESTS OR RELATING THERETO (INCLUDING THE DUE DILIGENCE MATERIALS AND INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY, TARGET COMPANIES, AND/OR ACQUIRED INTERESTS) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, THE TARGET COMPANIES, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT THE PROPERTY OWNER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

14.(c)
PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED OR WILL HAVE CONDUCTED PRIOR TO THE CLOSING SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM OR POTENTIALLY MIGRATING UPON THE PROPERTY AND WILL RELY SOLELY UPON THE SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, THE TARGET COMPANIES, OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS TO THE CONTRARY, UPON THE CLOSING, PURCHASER SHALL ACQUIRE, DIRECTLY OR INDIRECTLY, ALL OF THE INTERESTS IN THE PROPERTY OWNER, AND THE PROPERTY OWNER SHALL CONTINUE TO BE SUBJECT TO THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING ALL LIABILITY FOR CLAIMS THAT MAY ARISE UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, AS AMENDED, 42 U.S.C. § 9601 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, 42 U.S.C. § 6901 ET. SEQ., THE OIL POLLUTION ACT, 33 U.S.C. § 2701 ET SEQ. AND THE TEXAS SOLID WASTE DISPOSAL ACT TEX. HEALTH & SAFETY CODE ANN. § 361 ET SEQ.), MAY NOT HAVE BEEN

REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER (AND TARGET COMPANIES), THEIR SUCCESSORS AND ASSIGNS, UPON THE CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER (AND THE TARGET COMPANIES) MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

14.(d)	THE PROVISIONS OF THIS SECTION 14 SHALL SURVIVE THE CLOSING.

15.	LIABILITY FOR CONSTRUCTION DEFECTS; WARRANTY.

15.(a)
PURCHASER, ITS SUCCESSORS AND ASSIGNS AGREE THAT, EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, NEITHER SELLER NOR SELLER'S AFFILIATES SHALL BE RESPONSIBLE OR LIABLE TO PURCHASER OR ANY SUCCESSOR OR ASSIGNEE OF PURCHASER (OR TO THE TARGET COMPANIES OR ANY SUCCESSOR OR ASSIGNEE OF THE TARGET COMPANIES), FOR ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR ON ACCOUNT OF ANY OTHER CONDITIONS AFFECTING THE PROPERTY, AS PURCHASER IS PURCHASING THE PROPERTY, DIRECTLY OR INDIRECTLY, AS IS, WHERE IS AND WITH ALL FAULTS AS PROVIDED IN SECTION 14. EXCEPT AS OTHERWISE SPECIFICALLY STATED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER (AND THE TARGET COMPANIES) OR ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER (OR THE TARGET COMPANIES) HEREBY AGREES THAT, BY THE CLOSING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO OCCUR ON THE CLOSING DATE, PURCHASER SHALL HAVE FULLY RELEASED AND COVENANTED NOT TO SUE SELLER OR SELLER'S AFFILIATES, OR THEIR EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES AND AGENTS FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS AFFECTING THE PROPERTY. PURCHASER (ON ITS OWN BEHALF AND ON BEHALF OF THE TARGET COMPANIES) FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND SUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THIS COVENANT RELEASING SELLER AND SELLER'S AFFILIATES SHALL BE BINDING UPON PURCHASER, THE TARGET COMPANIES, AND THEIR SUCCESSORS AND ASSIGNS FROM AND AFTER THE CLOSING. EFFECTIVE

UPON THE CLOSING, SELLER SHALL ASSIGN TO PURCHASER, WITHOUT RECOURSE OR REPRESENTATION OF ANY NATURE, ANY AND ALL CLAIMS THAT SUCH SELLER MAY HAVE AGAINST ENTITIES NOT AFFILIATED WITH SELLER FOR ANY SUCH ERRORS, OMISSIONS OR ON ACCOUNT OF ANY OTHER CONDITIONS AFFECTING THE PROPERTY (IT BEING THE UNDERSTANDING OF PURCHASER AND SELLER THAT GENERALLY THE PROPERTY OWNER (AND NOT SELLER) SHALL OWN AND RETAIN SUCH CLAIMS). UPON THE ASSIGNMENT BY SELLER OF THEIR CLAIMS WITH RESPECT TO THE PROPERTY, PURCHASER (ON ITS OWN BEHALF, AND ON BEHALF OF THE TARGET COMPANIES) SHALL HAVE RELEASED SELLER AND SELLER'S AFFILIATES FROM ALL RIGHTS, EXPRESS OR IMPLIED, PURCHASER (AND/OR THE TARGET COMPANIES) MAY HAVE AGAINST SELLER OR SELLER'S AFFILIATES ARISING OUT OF OR RESULTING FROM ANY ERRORS, OMISSIONS OR DEFECTS IN THE PROPERTY, OTHER THAN IN CONNECTION WITH A BREACH OF SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN THE CLOSING DOCUMENTS.

15.(b)	THE PROVISIONS OF THIS SECTION 15 SHALL SURVIVE THE CLOSING.

16.
REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller, which representations and warranties will be deemed made by Purchaser to Seller as of the Effective Date and remade by Purchaser as of the Closing Date, as follows:

16.(a)	Organization, Authority, and Enforceability.

(i)
Organization and Standing. Purchaser is a limited liability company and is duly organized, validly existing, and in good standing under the laws of Delaware. Purchaser is duly qualified to do business in each jurisdiction in which the character of the properties directly or indirectly owned or leased by Purchaser or in which the conduct of Purchaser's business requires it to be so qualified, except where that failure to so qualify would not have a material adverse effect on Purchaser or any subsidiary of Purchaser.

(ii)
Authority. Purchaser has the organizational power and authority to purchase the Acquired Interests and to carry out Purchaser's obligations under this Agreement. All requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out Purchaser's obligations hereunder has been, or on the Closing Date will have been, taken.

(iii)
Enforceability. This Agreement has been duly executed by Purchaser, is valid and legally binding upon Purchaser, and is enforceable against Purchaser in accordance with its terms, except as limited by General Enforceability Exceptions.

16.(b)
No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser.

16.(c)
Consents. No consent, waiver, approval or authorization is required from any person (that has not already been obtained or shall be obtained by the Closing Date) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

16.(d)	Anti-Terrorism Matters.

(i)
Neither Purchaser nor any person in control of Purchaser (which for purposes hereof shall mean ownership of 20% or more of outstanding voting securities) (collectively, the "Purchaser Related Parties") have engaged in any dealings or transactions, directly or indirectly in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1, et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii)
Purchaser represents and warrants to, and covenants with Seller that: (1) the Purchaser Related Parties currently are not, and shall not be at any time during the term hereof, in violation of any Anti-Terrorism Laws, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control related to SDNs, and/or the USA Patriot Act; (2) the Purchaser Related Parties are not and shall not be during the term hereof a Prohibited Person; and (3) Purchaser has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws.

16.(e)
REIT Status. Assuming the Target REIT qualified as a Real Estate Investment Trust immediately prior to the Closing, then Purchaser's acquisition of the Common Shares in the Target REIT will not cause the Target REIT to fail to qualify as a Real Estate Investment Trust on the Closing Date.

16.(f)	Securities Laws.

(i)
Purchaser is an "accredited investor," as such term is defined in Regulation D promulgated under the U.S. Securities Act of 1933, as amended, and all rules, rulings, and regulations thereunder (the "Securities Act"), and has executed and delivered such documents in evidence thereof as Seller has reasonably requested.

(ii)
Purchaser has been, or prior to Closing will be, furnished access to the business and financial records of the Target Companies and such additional information and documents as Purchaser has requested or may request, and has been, or prior to Closing will be, afforded an opportunity to ask questions of, and receive answers from, representatives of Seller concerning the terms and conditions of this Agreement, the Target Companies, operations, capitalization, financial condition, and prospects of the Target Companies, and all other matters deemed relevant to Purchaser.

(iii)
Purchaser is acquiring the Acquired Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Acquired Interests are not registered under the Securities Act, or any state securities laws, and that the Acquired Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(iv)
Purchaser has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Acquired Interests. Purchaser can afford to bear the economic risk of holding the Acquired Interests for an indefinite period of time and can afford to suffer the complete loss of the investment in the Acquired Interests.

17.	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

17.(a)	Seller's Knowledge; Purchaser's Knowledge.

(i)
As used in this Agreement, "Seller's Knowledge" or words of similar import means: (1) the actual knowledge of those specific persons set forth on Schedule 17.(a)(i)(1), without duty of investigation or inquiry, who are the representatives of Seller most familiar with the operations of the Property ("Seller's Property Representatives"); and (2) with respect to matters related specifically to the Target Companies and not the Property (including but not limited to REIT matters affecting the Target REIT and organizational matters of the Target Companies), the actual knowledge of those specific persons set forth on Schedule 17.(a)(i)(2), after reasonable inquiry, who are the representatives of Seller most familiar with the organization, taxation, and operation of the Target Companies (together with Seller's Property Representatives, the "Seller's Knowledge Representatives"). Seller's Knowledge Representatives shall not have any personal liability whatsoever for the representations and warranties made herein or for any other matters relating to this Agreement. Purchaser acknowledges that the Seller's Knowledge Representatives' actual knowledge regarding the foregoing matters (including any environmental matters) may be limited.

(ii)
"Purchaser's Knowledge" or words of similar import means the actual knowledge of those specific persons set forth on Schedule 17.(a)(ii) ("Purchaser's Knowledge Representatives"). Purchaser's Knowledge Representatives shall not have any personal liability whatsoever for the representations and warranties made herein or for any other matters relating to this Agreement. Seller acknowledges that the Purchaser's Knowledge Representatives' actual knowledge regarding the foregoing matters (including any environmental matters) may be limited.

17.(b)	Right to Supplement Representations.

(i)
Seller shall have the right, from time to time prior to the Closing, to amend or supplement the representations and warranties in this Agreement by amendment of the Schedules attached hereto or by the addition of new Schedules (each a "Schedule Amendment"), in all cases only to reflect changes in facts or conditions or to correct any factual inaccuracies that may become known or recognized after the Effective Date (other than factual inaccuracies of which Seller was aware prior to the execution of this Agreement and intentionally did not clarify or disclose on a Schedule). Any such Schedule Amendment shall be effectuated by written notice from Seller to Purchaser at least three (3) Business Days prior to the Closing Date.

(ii)
If any facts, circumstances or changes that are the subject of a Schedule Amendment properly delivered in accordance with clause (i) above would have resulted in any of Seller's representations or warranties contained herein to be untrue or inaccurate in any material respect if such Schedule Amendment were not so delivered or Purchaser otherwise became aware that any representation or warranty is untrue or inaccurate in any material respect, then Purchaser shall have the right to terminate this Agreement by written notice to that effect (specifying the basis for such termination) prior to Closing, in which case: (1) the Title Company shall disburse the Deposit to Purchaser; and (2) Seller will reimburse Purchaser for its Pursuit Costs up to a maximum of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), if such representation or warranty was untrue when made (and Seller was aware it was untrue when made) or becomes untrue as a result of a breach of any provision of this Agreement by Seller; provided that, if Purchaser does not exercise such right to terminate this Agreement, then: (A) Purchaser will be deemed to have accepted such supplemented Schedules hereto; and (B) the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such changes in facts or conditions.

17.(c)	Post-Closing Breach.

(i)
The representations and warranties of Seller contained in this Agreement shall survive the Closing (a "Non-Tax Survival Period") for a period of nine (9) months after the Closing (other than the representations and warranties contained in: (1) Section 13.(m)(x), which shall survive the Closing for a period of three (3) years after the federal income tax returns for the Target REIT for the 2018 calendar year have been filed (or, if earlier, the date such returns should have been filed after giving effect to any applicable extensions for the 2018 calendar year) (the "Tax Survival Period"); and (2) Section 11, Section 13.(a), Section 13.(d), Section 13.(m)(i), Section 13.(m)(ii), Section 13.(m)(iii) and Section 13.(m)(iv) (the "Fundamental Reps"), which shall survive the Closing for a period of three (3) years after the Closing (together with the applicable Non-Tax Survival Period and the Tax Survival Period, sometimes referred to as a "Survival Period")).

(ii)
Purchaser must notify Seller in writing of any claim or cause of action for a breach of any representation and warranty contained in this Agreement, prior to the expiration of the Survival Period with respect to the applicable representations and warranties, and any claim or cause of action brought with respect to a breach of any representation and warranty contained in this Agreement (each, a "Recovery

Action") must be asserted not later than thirty (30) days after the expiration of the applicable Survival Period with respect to the applicable representations and warranties (or such lesser time as may be permitted under any applicable statute of limitations). Time is of the essence with respect to the foregoing time periods, and any such claim or cause of action not timely raised in a notice and asserted shall be barred. If any representation or warranty of the Seller made in this Agreement is Known by Purchaser prior to the Closing to be untrue in any material respect and is not remedied by the Seller prior to the Closing, and if Purchaser still elects to proceed with the Closing, then Purchaser shall not have any right to bring a Recovery Action with respect to such representation or warranty.

(iii)
Purchaser waives its right to bring a Recovery Action for any breach of the representations and warranties contained herein, unless the aggregate damages to Purchaser, if any, exceeds the liability threshold of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) ("Liability Threshold"). Once the total of Purchaser's actual, direct damages exceeds the Liability Threshold, then Purchaser shall be entitled to recover damages back to the first dollar of loss, without regard to such Liability Threshold.

(iv)
Purchaser agrees that: (1) with respect to any alleged breach of representations and warranties contained in this Agreement (other than the representations and warranties contained in Section 13.(m)(x) and the Fundamental Reps) discovered during the Survival Period and the indemnification payments related to a breach of such "non-fundamental and non-tax" representations pursuant to Section 17.(d)(i)(2) or indemnification payments to any Purchaser Indemnified Parties pursuant to Section 17.(d)(i)(6), the maximum liability of Seller for all such alleged breaches is limited to ONE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($1,700,000.00) in the aggregate; (2) subject to Section 17.(c)(iv)(3) below, the maximum liability of Seller for indemnification payments to any Purchaser Indemnified Parties pursuant to this Agreement (including without limitation pursuant to Section 11 and Section 17.(d)(i)(1) and 17.(d)(i)(3)) shall not exceed the Closing Date Consideration in the aggregate; and (3) notwithstanding anything to the contrary in Section 17.(c)(iv)(1) and Section 17.(c)(iv)(2) above, the maximum liability of Seller for indemnification payments relating to any misrepresentation or breach of warranty under a Fundamental Rep or under Section 13.(m)(x) or pursuant to any claims under Section 17.(d)(i)(4) and/or Section 17.(d)(i)(5) below shall not exceed FIFTY-ONE MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($51,050,000.00).

(v)
The provisions of this Section 17.(c) shall survive the Closing. For purposes of determining the amount of Losses, but not for purposes of determining whether a breach has occurred giving rise to Losses, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

17.(d)	Indemnification.

(i)
Indemnification of Purchaser. From and after the Closing and subject to the provisions of Section 17.(c) and this Section 17.(d), each Seller entity, on a joint and several basis, agrees to indemnify and hold harmless Purchaser and each partner, officer, director, employee, stockholder, and affiliate of Purchaser (the "Purchaser Indemnified Parties") from and against:

(1)
any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses, including court costs and reasonable attorneys' and paralegals' fees and expenses incurred in investigating and preparing for or participating in any litigation, collection proceedings, bankruptcy proceedings, alternative dispute resolution proceedings or any other proceeding (collectively, a "Loss" or "Losses") of the Purchaser Indemnified Parties in connection with a claim brought by a person (a "Third Party") that is not an affiliate of any Purchaser Indemnified Party and/or any Seller Indemnified Party (a "Third Party Claim") that: (A) actually was caused by or arose out of (or was alleged to have been caused by or to have arisen out of) the acts or omissions of the Seller Indemnified Parties or the Target Companies occurring prior to the Closing, other than such events, facts or circumstances of which Seller has no Knowledge as of the Closing Date and that relate to the physical condition of the Property, including environmental issues; (B) actually arose out of (or was alleged to have arisen out of) other events, facts or circumstances that have occurred or are in existence prior to the Closing, other than such events, facts or circumstances of which Seller has no Knowledge as of the Closing Date and that relate to the physical condition of the Property, including environmental issues; or (C) actually arose out of (or was alleged to have arisen out of) those items listed on Schedule 17.(d)(i)(1) based on: (I) acts or omissions of the Seller or the Target Companies occurring prior to the Closing; and/or (II) events, facts, or circumstances that have occurred or are in existence prior to the Closing; provided that the amount of any such Losses shall be calculated net of any insurance proceeds actually received by a Purchaser Indemnified Party; and provided further that a Purchaser Indemnified Party shall have no obligation to pursue any insurers for the purpose of mitigating any such Losses;

(2)	any misrepresentation or breach of warranty made by Seller herein or pursuant to any agreement or certificate delivered in accordance herewith;

(3)	any and all Losses that arise out of any breach or default by Seller of any covenant or obligation contained herein that is performable after, or that survives, the Closing;

(4)
subject to Purchasers' obligation to cause the Existing Debt to be repaid in full pursuant to the Debt Payoff Letters in accordance with Section 3.(e)(ii), any Closing Date Indebtedness, including but not limited to the Existing Debt, and any Liabilities directly related thereto (including unpaid lender attorney fees and environmental indemnification claims) that will survive the Closing;

(5)
any and all Losses relating to Taxes imposed on the Target Company, or for which the Target Company may otherwise be liable: (A) for any Tax period, or portion thereof, ending on or before the sale of the Acquired Interests on the Closing Date; (B) that are attributable to the inaccuracy or breach of any representation or warranties set forth in Section 13.(m)(x); or (C) for any member of any consolidated, combined or unitary group of which the Target REIT is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law including, for the avoidance of doubt, a combined Texas franchise Tax report; provided, however, Seller shall have no responsibility or liability under this Section 17.(d)(i)(5) for any Taxes of the Target REIT (or for which a Target REIT may otherwise be liable): (I) that are allocated to Purchaser hereunder; (II) that have been credited against and, thus, have reduced, the Purchase Price hereunder; or (III) that result from any action or omission taken or not taken by Purchaser, any of its affiliates, or any of the Target Companies from and after the Closing Date (including, without limitation, any breach by Purchaser of its representations, warranties, and/or covenants set forth in Sections 16.(e) and 19.(b)). In the case of any Tax period beginning on or before and ending after the Closing Date, the portion of the Tax attributable to the period ending on the Closing Date with respect to Taxes based on income, receipts, or payroll or imposed in connection with the sale of property that are not otherwise prorated pursuant to this Agreement shall be deemed equal to the amount that would be payable if the Tax period of the Target REIT ended with and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(6)
any and all Losses of the Purchaser Indemnified Parties in connection with a claim brought by a Third Party in connection with or arising from the Disbursement Agreement or the GC Contract, including, without limitation, any claim by the GC under the GC Contract for payment of the Unpaid TI Amount, the cost of any Punch List Items, and the cost of any work necessary to obtain a certificate of occupancy that is the responsibility of Property Owner under the Tenant Lease.

(ii)
Indemnification of Seller. From and after the Closing and subject to the provisions of this Section 17.(d), Purchaser agrees to indemnify and hold harmless the Seller and each partner, member, officer, director, employee, stockholder, and affiliate of the Seller (the "Seller Indemnified Parties," and together with the Purchaser Indemnified Parties, the "Indemnified Parties" or each, an "Indemnified Party") from and against:

(1)
any and all Losses of the Seller Indemnified Parties: (A) in connection with a Third Party Claim that occurred after the Closing and that were caused by acts or omissions of the Purchaser Indemnified Parties or the Target Companies occurring after the Closing Date, but only to the extent not covered by the insurance then being maintained with respect to the Property; or (B)  that arise out of any breach or default by Purchaser of any of its representations or warranties under this Agreement; and

(2)
any and all Losses that arise out of any breach or default by Purchaser of any covenant or obligation contained herein that is performable after, or that survives, the Closing or that is contained in any assignment or conveyance document delivered pursuant to this Agreement.

(iii)
Defense of Third‑Party Claims. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any Third Party Claim in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 17.(d) unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Claim on such terms as it deems appropriate; provided, however, that:

(1)
The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if: (A) the employment of separate counsel has been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim; (B) the Indemnifying Party has not employed counsel reasonably satisfactory to the Indemnified Party in such Third Party Claim; or (C) the Indemnified Party's counsel has advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

(2)
The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, compromise, admission, or acknowledgment of the validity of such third‑party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, any injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment would materially adversely affect its business;

(3)
No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third‑party action; and

(4)	The Indemnifying Party shall pay for, but shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of),

and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim: (A) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (B) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

(iv)
The parties hereto shall extend reasonable cooperation in connection with the defense of any Third Party Claim pursuant to this Section 17.(d) and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

(v)
Any indemnification claims made pursuant to Section 11 or this Section 17 relating to a Recovery Action must be asserted not later than thirty (30) days after the expiration of the applicable Survival Period with respect to the applicable representation and warranty (or such lesser time as may be permitted under the applicable statute of limitations). Any other indemnification claim under this Section 17 must be asserted not later than thirty (30) days after the expiration of the third anniversary of the Closing (or if the indemnification claim relates to a breach of a covenant that occurs more than thirty (30) months after the Closing (or Purchaser first has knowledge of such breach of covenant more than thirty (30) months after the Closing), then such indemnification claim must be asserted not later than six (6) months after such breach of covenant (or, if later, six (6) months after Purchaser first has knowledge of such breach of covenant)). No claim for indemnification pursuant to this Section 17 may be made with respect to a default of either Seller or Purchaser under this Agreement prior to the Closing which the other party had Knowledge (as defined in Section 17.(a) with respect to each party) of prior to the Closing (with the understanding that remedies with respect to any such pre-Closing defaults are expressly covered by Section 12.(c) above).

18.	COVENANTS OF SELLER.

18.(a)
Continued Operations. Except as provided in Section 18.(b), from the Effective Date until the Closing, Seller will cause the Property Owner to: (i) maintain, own and operate the Property in its current state and condition in accordance with such Property Owner's customary manner, reasonable wear and tear and damage from casualty excepted; (ii) continue all insurance policies relative to the Property in full force and effect to the extent such insurance policies continue to be commercially available at commercially reasonable rates; (iii) perform, when due, all material obligations under any and all agreements relating to the Property (including, without limitation, the Tenant Lease) and otherwise in accordance with applicable laws, ordinances, rules and regulations; and (iv) not file any election for the Property Owner to be treated as a corporation for federal, state, or local income tax purposes.

18.(b)
Lease Enforcement. Prior to the Closing Date, the Property Owner shall have the right, but not the obligation to enforce the rights and remedies of the landlord under the Tenant Lease, provided Purchaser's consent shall be required to the extent such enforcement occurs following the Effective Date (with such consent not to be unreasonably withheld), by summary proceeding or otherwise, to apply all or any portion of any deposits then held by the Property Owner toward any loss or damage incurred by the Property Owner by reason of any defaults by Tenants, and the exercise of any such rights or remedies shall not affect the obligations of Purchaser nor constitute a waiver of Purchaser's rights under this Agreement in any manner or entitle Purchaser to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Purchaser. If the Property Owner applies any portion of any security deposit toward the repair of any damage, then such damaged property shall be restored to substantially the condition it was in prior to such damage. Notwithstanding the foregoing, Seller shall not permit the Property Owner to terminate the Tenant Lease or remove (or initiate any legal action to remove) any Tenant from occupancy prior to the Closing, without the prior written consent of Purchaser, which consent shall be in Purchaser's sole discretion after the Effective Date.

18.(c)
Tenant Leases. From the Effective Date until the Closing, Seller will deliver or make available to Purchaser copies of all new leases entered into after the Effective Date and copies of all proposals entered into after the Effective Date (each, a "New Proposal"). Except as otherwise provided on Schedule 18.(c), Seller shall not permit the Property Owner, without the prior written consent of Purchaser, (which consent may be given or withheld in Purchaser's sole and absolute discretion after the Effective Date), to: (i) amend or otherwise modify the Tenant Lease; (ii) cancel or terminate the Tenant Lease; or (iii) execute any new leases; provided, however, that Seller shall be permitted to authorize the Property Owner to enter into any mandatory lease agreement or amendment that is required pursuant to the Tenant Lease (to the extent such lease agreement or lease amendment is provided for in documents provided to Purchaser by the Seller prior to the Effective Date), and Purchaser shall be deemed to have approved and consented to such lease or amendment. Purchaser shall have five (5) Business Days from its receipt of any New Proposal to notify Seller in writing of its approval or rejection of any such New Proposal. If Seller does not receive any such notice within such five (5) Business Day period, then Purchaser shall be deemed to have approved such New Proposal. Seller shall have the right to execute lease documents in form and substance agreed to by Purchaser, in conformance with a New Proposal approved or deemed approved by Purchaser as provided in this Agreement.

18.(d)
Organizational Document Agreements. Except as set forth on Schedule 18.(d), from the Effective Date until the Closing, Seller shall not: (i) amend or otherwise modify the Target REIT Organizational Documents or the Property Owner Organizational Documents unless Seller first obtains Purchaser's prior written consent, to be given at its sole discretion; (ii) cause, consent to, or knowingly permit the issuance by the Target Companies of any additional ownership interests or the admission by any of them of any additional member, or (iii) cause, consent to, or knowingly permit the creation of any new subsidiary beneath any Target Company.

18.(e)
Material Contracts. From the Effective Date until the Closing, Seller shall not permit any Target Company to enter into any new contracts or terminate or modify, in any material respect, any Service Contracts or Material Contracts: (i) that require more than thirty (30) days' prior notice to terminate, regardless of whether or not a fee or penalty is charged; or

(ii) that require the payment of a termination fee in excess of a de minimis administrative or clerical processing fee, regardless of the required notice period, except as may be permitted or required by this Agreement, or as may be approved by Purchaser in writing. Notwithstanding the foregoing, Seller may, without notice to or the consent of Purchaser, enter into any new contracts that are terminable prior to the Closing without penalty or continuing liability.

18.(f)	Officers. At the Closing, Seller shall cause any officers, managers or directors of the Property Owner and the Target REIT to resign.

18.(g)	Management Agreements. At the Closing, Seller shall cause the termination of all existing management agreements pertaining to the Property.

18.(h)
Provision of Documents. Seller shall provide to Purchaser all documents and information within Seller's possession or control relating to the Target Companies and/or the Property reasonably requested by Purchaser.

18.(i)
Encumbrances. Except for Required Encumbrances as may be approved by Purchaser pursuant to Section 5.(c)(iv), Seller shall not: (i) record any Encumbrances against the Property, including any zoning or land use filings, after the Effective Date; or (ii) consent to or acquiesce in the recording of any other Encumbrances against the Property after the Effective Date, unless in each case Seller first obtains the prior written consent of Purchaser (which consent shall not unreasonably be withheld).

18.(j)
Exclusivity. Until the earliest to occur of: (i) the termination of this Agreement in accordance with the terms hereof; or (ii) the consummation of the transactions contemplated hereby, Seller will negotiate exclusively with Purchaser relating to the purchase or disposition of all or any material portion of the assets of either or both the Target Companies and/or the ownership interests in such Target Companies.

18.(k)
General Contractor and Architect Contracts. Seller shall not modify, amend or terminate the GC Contract or the architect's agreement without Purchaser's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless such modification, amendment or termination to the GC Contract relates to any construction warranty, in which case, such approval shall be in Purchaser's sole discretion. Furthermore, subsequent to the determination of the Unpaid TI Amount (which shall be made three (3) Business Days prior to the Closing Date), Seller shall not enter into or accept any Tenant requested changes to the Final Plans (as defined in the Tenant Lease).

19.	COVENANTS OF PURCHASER.

19.(a)
Treatment of Transaction. Purchaser shall treat and report the purchase and sale of the Acquired Interests at the Closing contemplated herein on all Tax Returns and in all proceedings involving any federal, state or local tax authorities as a purchase and sale of the Acquired Interests and not as a purchase of the Property from the Property Owner, provided that Property Owner shall be permitted to make the election to adjust basis as provided in Section 754 of the Code with respect to the JV Interests.

19.(b)	Continuing Compliance with REIT Qualification Requirements.

(i)
For the period beginning on the Closing Date and ending on January 1 of the year following the calendar year in which the Closing Date occurs (the "Post-Acquisition Period"), Purchaser will cause the Target REIT to continue to be organized and operated in conformity with the requirements for qualification and taxation as a Real Estate Investment Trust; provided that the representations and warranties of Seller in respect of Tax matters are true and correct and no changes in the applicable laws have occurred that would prevent the Target REIT from qualifying as a Real Estate Investment Trust for such period.

(ii)
Without limiting the generality of Section 19.(b)(i), Purchaser covenants that for any taxable year ending in 2018: (1) the ultimate beneficial ownership of Purchaser will be such that it will not cause the Target REIT to be "closely held" or characterized as a "pension-held REIT" within the meaning of Sections 856(a)(6) and (h) of the Code; and (2) the Target REIT will not make any distributions that are "preferential dividends" within the meaning of Section 562(c) of the Code.

(iii)
USIF II Seller consents to the contribution, transfer, and assignment of the five percent (5%) membership interest in Property Owner acquired by Purchaser from JV Seller to Target REIT effective as of the opening of business on the day after the Closing Date provided that such contribution, transfer, and assignment does not cause a breach of the covenants set forth in Sections 19.(b)(i) and 19.(b)(ii).

19.(c)
No Section 338 Election. Purchaser will not make or permit to be made an election under Section 338 of the Code (or similar provision under state or local law) with respect to the purchase of the Acquired Interests hereunder.

19.(d)
Notifications Regarding Audits. Purchaser shall promptly inform Seller of any IRS or state or local audit of any Tax Return relating to any part of the Post-Acquisition Period for any Target Company or any prior taxable year of any Target Company and shall keep Seller fully informed of all developments and any ensuing litigation, to the extent such matters could give rise to a claim for indemnification pursuant to Section 17.(d)(i)(5).

19.(e)	Tax Returns for Current Taxable Year and Subsequent Periods.

(i)
Except as provided below in Section 19.(e)(ii) and Section 19.(e)(iii), Purchaser shall prepare and file all Tax Returns and amendments thereto required to be filed by or on behalf of any Target Company after the Closing Date. Purchaser shall, at least fifteen (15) days prior to filing with the applicable authority, provide to Seller for review and comment (and Purchaser agrees it shall act reasonably in accepting or objecting to any of Seller's comments) draft copies of the federal, state or local income or franchise Tax Returns to be filed by the Target Companies with the applicable authority (along with related work papers) for any taxable year ending on any date in 2018. Such Tax Returns shall be prepared in accordance with tax accounting practices consistently used by the applicable Target Company in prior periods; provided, however, for purposes of determining the amount of Property Owner income, gain, loss, and deduction to be allocated to its members prior to Closing and after Closing, the Property Owner shall make such allocation based on an interim closing of the books of the Property Owner as of the Closing Date.

(ii)
Purchaser shall not file any amended Tax Return or other return based on income or net worth required by a federal, state or local taxing authority for the Target Companies for any taxable year ending on any date in 2018 and any taxable period ending on or prior to the Closing Date without the express written consent of the Seller Representative (which consent shall not be unreasonably withheld or delayed), if such amended return would result in an increased tax liability to Seller or its ultimate beneficial owners.

(iii)
For all taxable periods ending on or before the Closing Date: (1) Seller will be responsible for and will cause to be prepared and duly filed, at Seller's sole cost and expense, all Tax Returns required to be filed by or on behalf of the Property Owner; and (2) Seller will be responsible for and will cause to be prepared and duly filed, at Seller's sole cost and expense, all Tax Returns required to be filed by or on behalf of the Target REIT. Seller shall, at least fifteen (15) days prior to filing with the applicable authority, provide to Purchaser for review and approval (which approval shall not be unreasonably withheld or delayed) draft copies of the federal, state or local income or franchise tax returns to be filed after the Closing Date (along with related work papers). Such Tax Returns shall be prepared in accordance with tax accounting practices consistently used by the applicable Target Company in prior periods (except in the case of the Target REIT, the Target REIT shall be taxed as real estate investment trust beginning on October 1, 2015).

19.(f)
No Retroactive Elections. Except as provided in Section 19.(a) above, Purchaser shall at no time make or permit to be made any election with respect to any Target Company that for federal income tax purposes will be given, in whole or part, effect on or prior to the Closing Date without the consent of the Seller Representative (which consent, in either case, shall not be unreasonably conditioned, withheld, or delayed) to the extent such election would cause the Target REIT to fail to qualify as a REIT for federal income tax purposes or would give rise to a claim for indemnification pursuant to this Agreement (unless required by applicable Tax law).

19.(g)	Proceedings.

(i)
If Purchaser or any of its affiliates receive notice (the "Proceeding Notice") of any examination, claim, adjustment, or other proceeding with respect to the status of the Target REIT as a Real Estate Investment Trust under the Code, or otherwise with respect to the federal, state or local Tax liability of any Target Company for any taxable year ending on any date in 2018 or any prior taxable year, Purchaser shall notify Seller in writing thereof (the "Purchaser Notice") no later than the earlier of: (1) ten (10) Business Days after the receipt by Purchaser or any of its affiliates of the Proceeding Notice; or (2) ten (10) days prior to the deadline for responding to the Proceeding Notice (or such reasonably shorter period should the deadline be less than ten (10) days). Such Purchaser Notice shall contain factual information known by Purchaser describing any asserted liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any taxing authority with respect to such matter.

(ii)	Seller shall be entitled to control or settle the contest of any such examination, claim, adjustment, or other proceeding which relates to any Tax year ending on or prior to

December 31, 2017, provided: (1) it notifies Purchaser in writing that it desires to do so no later than the earlier of: (A) thirty (30) days after receipt of Purchaser Notice; or (B) five (5) days prior to the deadline for responding to the Proceeding Notice; and (2) Seller may not agree to any settlement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser. Purchaser shall have the right to participate at its own expense in the defense of any such examination, claim, adjustment or other proceeding.

(iii)
Purchaser shall cooperate with Seller and with its affiliates, and shall consult with Seller, in the negotiation and settlement of any proceeding described in Section 19.(g)(ii). Purchaser will provide, or cause to be provided, to Seller necessary authorizations, including powers of attorney, to control any proceedings which Seller is entitled to control pursuant to Section 19.(g)(ii). Purchaser, on the one hand, and Seller, on the other hand, will provide the other party with such cooperation and information as the other party may reasonably request in preparing or filing any Tax Return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of any Taxes imposed on the parties or their respective affiliates due to their ownership of the Target Companies (as applicable).

(iv)
For any taxable year ending on any date in 2018 and all prior taxable years, Purchaser will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the longer of seven (7) years after the Closing Date or the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to Seller or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Target Companies as they shall deem necessary. Any information obtained pursuant to this subparagraph shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser shall provide reasonable cooperation and information required by this Section 19.(g) at its own expense.

19.(h)
Restrictions on Use of Certain Names. Purchaser acknowledges and agrees that it will not use, and will not permit any Target Company to use, the name of any Seller in connection with the management, operation, leasing, and/or sale of the Property or in connection with the business and affairs of a Target Company, without first obtaining the prior written consent of JV Seller or USIF II Seller, as applicable.

19.(i)
Survival. The covenants and agreements set forth in this Section 19 shall survive the Closing. The failure of either party to provide any copies of a notice or other document as may be required by this Section 19 shall not be considered a breach of the covenant set forth in this Section 19 unless it materially prejudices such party's ability to defend against such examination, adjustment, claim or other proceeding, as the case may be.

20.	CONDEMNATION.

20.(a)	Notice.

(i)
If on or prior to the Closing Date, condemnation proceedings are commenced against the Property, then in such event Seller shall promptly (but in no event more than two (2) Business Days after Seller Representative has actual knowledge of such condemnation proceedings) provide notice of such proceedings to Purchaser and if such proceeding is commenced against a Material Portion of the Property, Purchaser may, at its option, terminate this Agreement as described below upon notice to Seller within thirty (30) days after receipt of such notice (and the Closing Date shall be automatically extended to the extent necessary to provide Purchaser with the full thirty (30) day period).

(ii)
If Purchaser terminates this Agreement pursuant to this Section 20.(a) prior to the Closing, the Title Company shall disburse the Deposit to Purchaser, and neither party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to those rights and obligations that expressly survive the termination of this Agreement.

20.(b)	Material Portion of the Property.

(i)
A "Material Portion of the Property" means any portion of the Property: (1) which, if taken or damaged or destroyed by casualty: (A) would permit a tenant at the Property to terminate its Tenant Lease thereunder as a result of such taking; or (B) would materially and adversely affect access or parking with respect to, or the use or legal compliance status of, the Property; or (2) the value of which exceeds SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00).

(ii)
(1)    If prior to the Closing Date: (A) condemnation proceedings are commenced against less than a Material Portion of the Property; or (B) condemnation proceedings are commenced against a Material Portion of the Property and Purchaser does not make its election pursuant to Section 20.(a) above, then the Closing will take place as provided herein, the Property Owner shall retain any applicable condemnation award through Closing, and the Purchase Price will not be reduced.

(1)
If a Closing is to occur after the commencement of condemnation proceedings, then prior to such Closing, the Property Owner shall not: (A) adjust and settle any insurance, condemnation or other claims with respect to the Property; or (B) enter into any construction or other contract for the repair or restoration of the Property, in each case without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be necessary to repair or restore any emergency or hazardous condition at the Property or to preserve any rights under applicable laws, insurance policies, Tenant Leases, or other contracts as reasonably determined by the Seller Representative.

21.
CASUALTY. Seller shall give Purchaser prompt notice of any material damage or destruction by fire, explosion, storm, tornado, flood, or other casualty affecting the Property between the Effective Date and the Closing Date. Purchaser or its designated agents may enter upon the Property from time to time during normal business hours and upon advance notice to Seller in accordance with this Agreement for the purpose of inspecting any such casualty.

21.(a)	Major Damage.

(i)
If prior to the Closing there occurs damage to any Material Portion of the Property caused by fire or other insured casualty, then Purchaser may, at its option, elect to terminate this Agreement as described below by written notice to Seller within thirty (30) days after receipt of Seller's notice to Purchaser of such casualty (and the Closing Date shall be automatically extended to the extent necessary to provide Purchaser with the full thirty (30) day period). In the event Purchaser terminates this Agreement prior to the Closing, the Title Company shall disburse the Deposit to Purchaser, and neither party will have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to those rights and obligations that expressly survive termination of this Agreement.

(ii)
If Purchaser fails to timely make its election to terminate the Agreement, then the Closing will take place as provided herein without reduction of the allocable portion of the Purchase Price, and the Property Owner will retain its interest in and to any casualty insurance proceeds through Closing, other than the proceeds of any business interruption or loss of rental insurance attributable to the period prior to Closing, which shall be paid to Seller.

21.(b)
Minor Damage. If prior to the Closing there occurs damage to any portion of the Property other than a Material Portion of the Property caused by fire or other insured casualty, then subject to Section 21.(c), Purchaser will have no right to terminate this Agreement, but (i) the Property Owner shall retain at the Closing all of its interest in and to any casualty insurance proceeds which may be payable to the Property Owner on account of any such occurrence, other than the proceeds of any business interruption or loss of rental insurance attributable to the period prior to Closing, which shall be paid to Seller; and (ii) Purchaser shall receive a credit against the Purchase Price in an amount equal to any such deductible together with a credit for any self-insured amount.

21.(c)
Assessment of Damage. Seller and Purchaser both agree to use Seller's insurance company's adjuster's assessment to determine the magnitude of damages. The 30-day election period in Section 21.(a) and the Closing Date in Section 21.(b) shall be extended for so long as is reasonably necessary (not to exceed thirty (30) days) for Seller's insurance adjuster to determine the amount of damages.

22.
NOTICES. Whenever any notice is required or permitted to be given under the terms of this Agreement, the same shall, except as otherwise expressly provided for in this Agreement, be given in writing, and sent by: (a) certified mail, return receipt requested, postage pre‑paid; (b) a national overnight delivery service, delivery pre‑paid; (c) hand delivery with written receipt acknowledged; or (d)  email, followed by a copy sent in accordance with clause (b) or (c) of this Section 22 sent within one (1) Business Day after the applicable email, in each case to the address or email address (together with a contemporaneous copy to each copied addressee), as applicable, set forth below.

The transactions or communications contemplated by this Agreement shall not be conducted by electronic means, except by email or transmission as expressly provided in this Section 22, and the use of the phrase "in writing" or the word "written" shall not be construed to include electronic communications except by email transmissions as expressly provided in this Section 22. Any notice required or given hereunder shall be deemed received the same Business Day if sent by hand delivery or email, the next Business Day if sent by overnight courier, or the date stamped on the "return receipt" as the actual date of receipt if sent by certified mail, return receipt requested; provided that any notice received after 5:00 p.m. Central Time on any Business Day or received at any time on any day that is not a Business Day shall be deemed to have been received on the following Business Day. Further, all notices given pursuant to this Agreement will be effective if executed and sent by counsel for Purchaser or Seller, as applicable.
Seller:            ℅ Hillwood Development Company, LLC
3000 Turtle Creek Blvd
Dallas, Texas 75219
Attn: Tom Fishman
Email: tom.fishman@hillwood.com

with a copy to:        ℅ Hillwood Development Company, LLC
3000 Turtle Creek Blvd
Dallas, Texas 75219
Attn: Chief Legal Officer
Email: del.williams@hillwood.com

with a copy to:        Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attn: Brack Bryant
Email: brack.bryant@haynesboone.com

Purchaser:        BCI IV Acquisitions LLC
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas G. McGonagle, Chief Financial Officer                     Email: tom.mcgonagle@blackcreekgroup.com

and            BCI IV Acquisitions LLC
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Joshua J. Widoff, Managing Director, Chief Legal Officer
Email: josh.widoff@blackcreekgroup.com

with a copy to:        Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Attention:Robert H. Bach
Email: bob.bach@bclplaw.com

23.	MISCELLANEOUS.

23.(a)	Use of Pronouns and Other Terms.

(i)
The terms "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all amendments hereof and supplements hereto unless the context clearly indicates or requires otherwise. All references to "Sections" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subsections and paragraphs of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement: (1) "law" or "laws" means statutes, regulations, rules, judicial orders and other legal pronouncements having the effect of law; (2) "including," "include" and derivations thereof mean "including, without limitation" or "including, but not limited to;" (3) "persons" means any individual, corporation, partnership, limited liability company, government or other entity; and (4) "terms," "conditions" or "provisions," or any derivations thereof, mean "terms, conditions and provisions." All references to "Exhibit(s)," "Schedule(s)" and "Annex(es)" are, unless specifically indicated otherwise, references to exhibits, schedules and annexes to this Agreement, which are incorporated into this Agreement by each such reference and agreed upon by the parties to this Agreement.

(ii)
Whenever there is imposed on any party an obligation to use best efforts, commercially reasonable diligence or reasonable efforts or diligence, such party will be required to exert those efforts or diligence only to the extent they are economically feasible, practicable and reasonable under the circumstances and will not impose upon such party extraordinary financial or other burdens. As used herein, "good faith" means honesty in fact and in accordance with reasonable commercial standards of fair dealing in the commercial real estate business.

23.(b)
Attorneys' Fees. In the event any party files a lawsuit (including a collection proceeding) in connection with this Agreement or any provisions contained herein, then the party that prevails in such action shall be awarded from the non‑prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys' and paralegals' fees and costs of court incurred in such lawsuit or other proceeding. This covenant shall survive the Closing or termination of this Agreement. The provisions of this Section 23.(b) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

23.(c)	Governing Law; State or Local Law Provisions.

(i)
This Agreement will be construed under and in accordance with the laws of the State of Delaware, but excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of Delaware. Each of the parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating to this Agreement, or the negotiation, validity, or performance of this Agreement, or the transactions contemplated hereby (the

"Litigation Matter"). If (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular Litigation Matter, the parties consent to jurisdiction of the federal court sitting in the State of Delaware for any such Litigation Matter, and if the federal court sitting in the State of Delaware refuses to accept such jurisdiction, the parties consent to jurisdiction of any state court of competent jurisdiction sitting in the State of Delaware for such Litigation Matter. Each of the parties agrees not to commence any Litigation Matter except in such courts, waives any objection to the laying of venue of any such litigation in the Court of Chancery of the State of Delaware in Wilmington, Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court or state court of competent jurisdiction sitting in the State of Delaware in Wilmington, Delaware as outlined above). Each of the parties agrees not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties agrees that a final and non-appealable judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the parties agrees: (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process; and (2) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (1) or (2) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(ii)
The parties recognize that, with respect to the Property, it may be necessary for the parties to comply with certain aspects of the laws of other states in order to consummate the purchase and sale of the Property pursuant hereto. The parties shall comply with such other laws to the extent necessary to consummate the purchase and sale of the Acquired Interests. The parties intend that the provisions of this Agreement be applied to the Acquired Interests and the Property in a manner that results in the greatest consistency possible.

23.(d)
Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, VALIDITY, OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE IN ANY WAY TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER CLAIMS OF ANY TYPE OR NATURE WHATSOEVER. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS AGREEMENT, WHICH EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN

THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

23.(e)
Drafts Not an Offer. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Acquired Interests. The parties shall be legally bound with respect to the purchase and sale of the Acquired Interests only if and when each party to this Agreement has fully executed and delivered to each other a counterpart of this Agreement.

23.(f)
Location of Flood Plain. Seller makes no representation or warranty, express or implied, regarding the location of any flood plain or the impact of a flood plain on the Property. Any costs or expenses associated with the revision of a flood plain or revision of a particular flood plain map, including: (i) administrative and filing expenses for obtaining a conditional letter of map revision or letter of map revision; and (ii) costs of construction to revise any such flood plain, shall be borne solely and exclusively by Purchaser, and Seller shall not have any liability therefor.

23.(g)
Parties Benefited. Except as expressly provided in this Agreement, including Section 24, or any agreement delivered pursuant to the terms of this Agreement, in no event whatsoever shall recourse be had or liability be asserted against any of Purchaser's or Seller's partners or any employees, agents, directors, officers, shareholders, members, partners or other owners of the foregoing or their respective constituent partners.

23.(h)
Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there will be automatically added to this Agreement a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

23.(i)
Entire Agreement. This Agreement constitutes the sole agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof. This Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. Each party acknowledges that no other party, nor its agents, employees, or representatives have made any statements, representations, or promises to induce such party to enter into this Agreement, except as expressly set forth herein. Each party further acknowledges that it is not relying on any statements, representations, or promises of any other party or its agents, employees, or representatives in entering into this Agreement, except as expressly set forth herein. Each party relies exclusively upon its own judgment in entering into this Agreement.

23.(j)
No Waiver; Amendment. This Agreement may not be modified or amended, except by a written instrument signed by all of the parties hereto. Except as expressly provided herein to the contrary, any waiver of a condition by a party or waiver of an obligation of the other party shall be effective only if in writing and signed by the party waiving such conditions or obligations and cannot be changed except by their written consent.

23.(k)	Time. Time is of the essence in this Agreement.

23.(l)
Survival. The provisions of this Agreement that expressly require or contemplate performance after the Closing shall survive the Closing and shall not be merged into the instruments of the Closing. In addition, the provisions of this Agreement which by the express terms hereof expressly survive the Closing or termination or cancellation of this Agreement shall so survive the Closing, termination or cancellation of this Agreement, as so stated. All other provisions of this Agreement shall not survive the Closing, termination, or cancellation of this Agreement.

23.(m)
Construction. The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

23.(n)
Performance on Business Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is not a Business Day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such non-Business Day. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not Business Days. A "Business Day" means any day other than a Saturday, Sunday or any day that is a national banking holiday.

23.(o)
Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Purchaser may assign upon prior written notice to Seller at least five (5) days prior to Closing all or any portion of its rights hereunder to one or more of its affiliates that are controlled and majority-owned by the same persons that own and control Purchaser; provided, that no such assignment shall relieve Purchaser of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

23.(p)
Counterparts. The parties may execute this Agreement in two or more separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures on counterparts of this Agreement that are transmitted by facsimile shall be deemed effective for all purposes.

23.(q)
Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other actions as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

24.	GUARANTY.

24.(a)
Guaranty. Subject to Section 24.(g), US Industrial Fund II REIT, Inc., a Delaware corporation (the "Guarantor"), hereby irrevocably and unconditionally guarantees the prompt and full discharge by USIF II Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement (whether separately made or incurred or jointly and severally made or incurred with JV Seller) for a period of three (3) years after the Closing Date, including but not limited to Seller's indemnification obligations hereunder (collectively, the "Obligations"), in accordance with the terms hereof. Subject to Section 24.(g), Guarantor acknowledges and agrees that, with respect to all Obligations of USIF II Seller to pay money during such three (3) year period, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against any Seller. Subject to Section 24.(g), if USIF II Seller shall default in the due and punctual performance of any Obligations during such three (3) year period, including the full and timely payment of any amount due and payable pursuant to any Obligations, Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

24.(b)
Guaranty Unconditional. The liabilities and obligations of the Guarantor pursuant to this Agreement during the three (3) years following the Closing Date are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any Obligations by operation of law or otherwise;

(ii)	the invalidity or unenforceability, in whole or in part, of any provision of this Agreement;

(iii)	any modification or amendment of or supplement to this Agreement;

(iv)
any change in the corporate existence, structure or ownership of USIF II Seller or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their respective assets; or

(v)
any other act, omission to act, delay of any kind by any party hereto or any other person, or any other circumstance whatsoever that might, but for the provisions of this Section 24.(b), constitute a legal or equitable discharge of the obligations of Guarantor hereunder.

24.(c)	Waiver of the Guarantor. Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require any person to proceed against or take any action against or pursue any remedy with respect to USIF II Seller or any other person or make presentment or demand for performance or give any notice of nonperformance before Purchaser or any other beneficiary hereof may enforce its rights hereunder against Guarantor.

24.(d)
Discharge only upon Performance in Full; Reinstatement in Certain Circumstances. Subject to Section 24.(g), Guarantor's obligations hereunder shall remain in full force and effect for three (3) years following the Closing, and shall terminate on such three (3) year anniversary except for any specific unpaid claims against USIF II Seller that arise during such three (3) year period that either are in process or with respect to which Purchaser has notified Guarantor in writing on or before such three (3) year period. If at any time during such three (3) year period, any performance by any person of any Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of USIF II Seller or otherwise, Guarantor's obligations hereunder with respect to such Obligation shall be reinstated at such time as though such Obligation had become due and had not been performed.

24.(e)
Subrogation. Upon performance by Guarantor of any Obligation, Guarantor shall be subrogated to the rights of Purchaser against USIF II Seller with respect to such Obligation; provided that Guarantor shall not enforce any Obligation by way of subrogation against USIF II Seller while any Obligation is due and unperformed by USIF II Seller.

24.(f)
Net Worth. Subject to Section 24.(g), Guarantor shall maintain a minimum net worth of at least FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) prior to the second (2nd) anniversary of the Closing Date, following which Guarantor shall maintain a minimum net worth of at least ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) prior to the third (3rd) anniversary of the Closing Date.

24.(g)
Representation and Warranty Insurance. Notwithstanding anything to the contrary in this Section 24.(g), at any time after final payments have been made for the post-closing adjustments described in Section 3.(g), Guarantor may substitute (or may cause Seller to substitute) representation and warranty insurance in a form and from an insurer acceptable to Purchaser in its sole discretion for a coverage amount of at least FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) in place of the Guaranty prior to the second anniversary of the Closing and at least ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) after the second (2nd) anniversary and prior to the third (3rd) anniversary of the Closing Date, and upon the effectiveness of such insurance coverage, the Guaranty shall terminate and be of no further force or effect; provided that Seller shall pay, and remain liable for, the cost of the premium and retention/deductible relating to any such insurance policy.

25.	SELLER REPRESENTATIVE.

25.(a)
Appointment. By executing this Agreement, each Seller shall have irrevocably authorized and appointed USIF II Seller (in such capacity, the "Seller Representative") as such Seller's representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and the transactions contemplated herein and therein and to take any and all actions and make any decisions required or permitted to be taken by the Seller Representative pursuant to this Agreement. Seller acknowledges and agrees that Purchaser may rely on any approval or decision made, or action taken by Seller Representative hereunder, without an obligation or duty to investigate or determine the existence of any restrictions on Seller Representative's authority to act as set forth herein or otherwise make any inquiry as to Seller Representative's authority to act hereunder and bind each Seller.

25.(b)
Agency. Notwithstanding any provision herein to the contrary, the Seller Representative is not an agent of Seller, and shall have no duties to Seller or liability to Seller with respect to any action taken, decision made or instruction given by the Seller Representative in connection with this Agreement.

25.(c)
Indemnification of Seller Representative. The Seller Representative shall be indemnified by Seller for and shall be held harmless against any loss, liability or expense incurred by the Seller Representative or any of its affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case, relating to the Seller Representative's conduct as Seller Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Seller Representative's fraud, gross negligence, or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, and the Seller Representative shall not be liable to Seller or any other person in connection therewith.

25.(d)
Expenses of the Seller Representative. To the extent the Seller Representative incurs out-of-pocket fees and expenses and indemnifications (including legal, accounting and other advisors' fees and expenses, if applicable) in performing its duties and obligations under this Agreement, the Seller Representative shall be reimbursed by Seller.

25.(e)
Irrevocable Appointment. The appointment of the Seller Representative hereunder is irrevocable and any action taken by the Seller Representative pursuant to the authority granted in this Section 25 shall be effective and absolutely binding as the action of the Seller Representative under this Agreement.

[SIGNATURES FOLLOW]

EXECUTED to be effective as of the Effective Date.

USIF II SELLER:

US INDUSTRIAL FUND II HOLDING, LLC,
a Delaware limited liability company
By:        US Industrial Fund II TRS, LLC,
a Delaware limited liability company,
its managing member
By:        US Industrial Fund II REIT, Inc.,
a Delaware corporation,
its sole member
By:    /s/ Robert T. Vicente
Name:    Robert T. Vicente
Title:    EVP

JV SELLER:

SOUTH 15 PG, LLC,
a Delaware limited liability company

By: /s/ Doug Roberts

Name: Doug Roberts
Title: Local Partner

PURCHASER:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:    BCI IV Operating Partnership LP,
a Delaware limited partnership, its sole member

By:    Black Creek Industrial REIT IV Inc.,
a Maryland corporation, its general partner

By: /s/ J.R. Wetzel
Name:    J.R. Wetzel
Title: Senior Managing Director